Exhibit (a)(1)(i)

Offer to Purchase for Cash any and all Preferred Shares

(including Preferred Shares represented by American Depositary Shares)

at 23.00 Brazilian reais per Preferred Share

of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

by

EMPRESA BRASILEIRA DE TELECOMUNICAçõES S.A.—EMBRATEL

a subsidiary of

EMBRATEL PARTICIPAÇÕES S.A.

THIS TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK MELLON, AS RECEIVING AGENT, BY 10:00 A.M., NEW YORK CITY TIME AND, IN THE CASE OF HOLDERS OF SHARES TENDERING DIRECTLY, BY 5:00 P.M., NEW YORK CITY TIME, IN EACH CASE ON SEPTEMBER 28, 2010, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

Empresa Brasileira de Telecomunicações S.A.—Embratel, a corporation organized under the laws of the Federative Republic of Brazil (“Embratel”), a subsidiary of Embratel Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Embrapar”), hereby offers to purchase any and all preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Net”), other than Preferred Shares held by Embrapar, at a price of 23.00 Brazilian reais (“R$”) per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on August 27, 2010, which was U.S.$1.00 = R$1.7540) in cash, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

A holder of ADSs representing Preferred Shares may participate in the tender offer by (1) delivering its ADSs to The Bank of New York Mellon, as receiving agent, and instructing the receiving agent to tender the Preferred Shares underlying those ADSs in the tender offer on its behalf or (2) surrendering its ADSs to JPMorgan Chase Bank N.A., as ADS depositary, withdrawing the Preferred Shares underlying the ADSs from the ADS program and participating directly in the tender offer as a holder of Preferred Shares, in which case the holder needs to allow sufficient time to complete all required steps described in this offer to purchase. See THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.” Each ADS represents one Preferred Share of Net.

The tender offer is not conditioned on any minimum number of Preferred Shares being tendered. The tender offer is, however, subject to other conditions. See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agent.

You must make your own decision as to whether to tender your Preferred Shares and, if so, how many to tender. None of Embratel, its board of directors or any of its affiliates or executive officers makes any recommendation as to whether you should tender your Preferred Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This tender offer is being conducted concurrently in the United States and Brazil and is being made to all holders of Preferred Shares wherever located. Separate offering materials have been published in Portuguese in Brazil. This offering document is intended for holders of Preferred Shares that are U.S. residents and holders of ADSs representing Preferred Shares.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offer to purchase and the related letter of transmittal contain important information. You should carefully read both documents in their entirety before making a decision with respect to this tender offer.

August 30, 2010

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 859-8508

Email: netservicos@dfking.com

IMPORTANT INFORMATION

In accordance with applicable Brazilian regulations, Embratel will purchase the Preferred Shares tendered in the tender offer through an auction on the BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 2:00 p.m., New York City time, on September 29, 2010, one business day after the Expiration Date (the “Auction Date”).

Subject to the terms and conditions described herein, unless Embratel extends or terminates the tender offer, to participate in the tender offer, a holder must tender: (1) if a holder of ADSs electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, no later than 10:00 a.m., New York City time (the “ADS Expiration Time”) on September 28, 2010 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of Preferred Shares, no later than 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

You may tender all or a portion of the Preferred Shares (including Preferred Shares underlying ADSs) of Net you hold. Upon the terms and subject to the conditions of the tender offer, Embratel will purchase all Preferred Shares properly and timely tendered and not properly withdrawn, subject to proration under certain circumstances described in this offer to purchase. To participate in the tender offer, you must follow the instructions in THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.”

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase and the related letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the related letter of transmittal. In this offer to purchase, “we,” “us” and “our” refers to Empresa Brasileira de Telecomunicações S.A.—Embratel. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

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The Tender Offer: We are offering to purchase any and all preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”), other than Preferred Shares held by Embratel Participações S.A., at a price of 23.00 Brazilian reais (“R$”) per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on August 27, 2010, which was U.S.$1.00 = R$1.7540) in cash, net of the stock exchange and settlement fee described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

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Conditions: The tender offer is not conditioned upon the tender of a minimum number of Preferred Shares or upon the receipt of any financing. However, our obligation to consummate the purchase of Preferred Shares in the tender offer is subject to the other conditions set forth in THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

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Proration: Depending on the number of shares tendered in the tender offer, we may be limited by applicable Brazilian regulations in the number of Preferred Shares we are permitted to purchase, in which case shares properly and timely tendered and not properly withdrawn may be subject to proration as described in THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

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Expiration Date: Subject to the exceptions and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, at 10:00 a.m., New York City time (the “ADS Expiration Time”), on September 28, 2010 (such date, as it may be extended by us, the “Expiration Date”), and (2) for holders of Preferred Shares, at 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date, in each case unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, the Preferred Shares (including Preferred Shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 2:00 p.m., New York City time, on September 29, 2010, one business day after the Expiration Date (the “Auction Date”). There will be no guaranteed delivery process available to tender Preferred Shares or ADSs.

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Procedures for Participating in the Tender Offer: The procedures for tendering your Preferred Shares differ depending on whether you hold ADSs representing Preferred Shares or you hold Preferred Shares directly. You should follow the instructions for your particular circumstances set forth under THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.”

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Withdrawal: For a withdrawal to be effective, the broker that has been instructed to tender your Preferred Shares (including the Preferred Shares underlying your ADSs) in the auction described in THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares” must withdraw the order to tender those Preferred Shares before the beginning of the auction on the Auction Date. If a shareholder wishes to withdraw the tender of its Preferred Shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its Preferred Shares receives instructions to withdraw the tender of those Preferred Shares before that time. An ADS holder tendering through The Bank of New York Mellon, as receiving agent, is entitled to withdraw the order to sell Preferred Shares underlying ADSs up until the ADS Expiration Time, on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw up until the beginning of the auction on the Auction Date, you will need to surrender your ADSs to JPMorgan Chase Bank N.A. (“JPMorgan Chase Bank”), as ADS depositary, pay any applicable fee to JPMorgan Chase Bank in order to withdraw the Preferred Shares underlying the ADSs and participate directly in the tender offer as a holder of Preferred Shares by following the instructions in THE TENDER OFFER—Section 3— “Procedures for Participating in the Tender Offer—Holders of ADSs—Direct Participation in the Tender Offer.” ADS holders electing to participate directly in the tender offer must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See THE TENDER OFFER—Section 4—“Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your Preferred Shares.

Who is making the tender offer?	The bidder, Empresa Brasileira de Telecomunicações S.A.—Embratel (“Embratel”) and its parent, Embratel Participações S.A (“Embrapar”), together own directly 38.0% of Net’s outstanding common shares and 12.9% of the outstanding Preferred Shares. In addition, by virtue of their 49% ownership of the voting interests of GB Empreendimentos e Participações S.A. (“GB”), Embratel and Embrapar have an indirect interest in 51.0%, of Net’s common shares held by GB. See SPECIAL FACTORS—“Background of the Tender Offer” and—“Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs” and THE TENDER OFFER—Section 11— “Certain Information About Embratel and Embrapar.”

What is the purpose of the tender offer?	We are seeking to acquire additional Preferred Shares (including Preferred Shares represented by ADSs) through the tender offer to increase our equity interest in the capital stock of Net, due to our confidence in the growth of the Brazilian cable TV and broadband consumer markets and in Net’s management and business model.

See SPECIAL FACTORS—“Purpose of and Reasons for the Tender Offer; Plans for Net Following the Tender Offer.”

How much are you offering to pay?

The purchase price in the tender offer will be R$23.00 per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010) properly and timely tendered and not properly withdrawn. Each ADS represents one Preferred Share. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose Preferred Shares are purchased in the tender offer and each holder of ADSs representing Preferred Shares purchased in the tender offer must pay a combined fee to the São Paulo Stock Exchange and the Central Depositária da BM&FBOVESPA (the BM&FBOVESPA Central Depositary or “Central Depositary”) in an amount equal to 0.035% of the purchase price received by that holder.

ADS holders tendering through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation.

How many Preferred Shares will you purchase?	We will purchase any and all Preferred Shares (including Preferred Shares represented by ADSs) that are properly and timely tendered and not properly withdrawn, upon the terms and subject to the conditions of the tender offer, except that depending on the number of Preferred Shares tendered in the tender offer, Preferred Shares properly and timely tendered and not properly withdrawn may be subject to proration as described below and in THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

Is there a minimum number of Preferred Shares that must be tendered for you to purchase any securities?	No. The tender offer is not conditioned on any minimum number of Preferred Shares being tendered. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

Will tendered Preferred Shares be subject to proration?

Although we are conducting a voluntary tender offer for the Preferred Shares and not a registered public offer in Brazil, we are conducting the offer in compliance with several procedures provided for under CVM Instruction 361 for registered tender offers, including the requirement that if more than one-third but less than two-thirds of the outstanding Preferred Shares (including Preferred Shares represented by ADSs) held by shareholders (“public shareholders”) other than (1) Embratel, Embrapar and their affiliates, (2) Globo Comunicações e Participações S.A., GB and their affiliates, Net’s controlling shareholders, and (3) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of Net ,measured on the date required by CVM Instruction 361, are tendered and not properly withdrawn, we will only purchase one-third of the Preferred Shares held by public shareholders. We will purchase such shares on a pro rata basis. However, if more than two-thirds of the Preferred Shares (including Preferred Shares represented by ADSs), taken as a whole, held by public shareholders are tendered, we will acquire all tendered

Preferred Shares. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed and consequently there is no requirement that securities tendered by non-public holders be subject to proration. If proration applies and we do not purchase all of the tendered Preferred Shares, tendering ADS holders may be required to pay fees of the ADS depositary for cancellation of ADSs representing Preferred Shares that we did not purchase. The receiving agent may pay those fees by deducting them from the proceeds of the Preferred Shares accepted for payment in the offer. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

Do you have the financial resources to pay for the Preferred Shares?	Embratel plans to acquire the tendered Preferred Shares through its and Emprapar’s available cash resources and, if necessary, by borrowing funds from financial institutions or from Embrapar’s controlling shareholder. The tender offer is not conditioned upon the receipt of financing by Embratel. See THE TENDER OFFER—Section 6—“Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this offer?	We do not think our financial condition is relevant to your decision whether to tender your Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding Preferred Shares (including Preferred Shares represented by ADSs), (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Are there any conditions to the tender offer?	Yes, our obligation to consummate the purchase of Preferred Shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase. See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.”

What shares are being sought in the tender offer?	This tender offer is being conducted concurrently in the United States and Brazil. We are offering to purchase all Preferred Shares, including Preferred Shares represented by ADSs, held by shareholders other than Embratel and Embrapar. Separate offering materials in Portuguese have been published in Brazil as required under Brazilian law. This offer to purchase is intended for holders of Preferred Shares that are U.S. residents and holders of ADSs representing Preferred Shares.

Are there appraisal rights with respect to the tender offer?

There are no appraisal or similar rights available in connection with the tender offer. However, if upon completion of the tender offer we have acquired more than two-thirds of the Preferred Shares (including Preferred Shares represented by ADSs) held by public shareholders measured on the date required by CVM Instruction 361, any holder of Preferred Shares will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its Preferred Shares for cash (“shareholder put right”) at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial- TR from the date payment is made for the Preferred Shares purchased in the auction and net of certain fees, as described herein. See SPECIAL FACTORS—“Certain Rights of Shareholders Following the Tender Offer—Shareholder Put Right.”

How will consummation of the tender offer affect untendered Preferred Shares or ADSs?	Our purchase of Preferred Shares (including Preferred Shares represented by ADSs) in this tender offer may reduce substantially the number of Preferred Shares and ADSs that are publicly traded and may reduce the number of holders of Preferred Shares and ADSs. This would likely adversely affect the liquidity, marketability and market value of the Preferred Shares and the ADSs. See SPECIAL FACTORS—“Certain Effects of the Tender Offer.”

Will Net be delisted or deregistered in Brazil following the completion of the tender offer?	We have no information regarding Net’s intentions concerning delisting of the ADSs or deregistration of the Preferred Shares or any other action relating to the Preferred Shares.

See SPECIAL FACTORS—“Certain Effects of the Tender Offer.”

Will Net be delisted or deregistered in the United States following the completion of the tender offer?	It is possible that if the public float or trading volume of the ADSs is reduced as a result of this tender offer or otherwise, Net may fail to meet applicable listing requirements of NASDAQ. It is also possible that Net may decide to terminate the deposit agreement governing the ADSs and delist the ADSs from NASDAQ and, if certain conditions are met, effect the deregistration of the ADSs and the Preferred Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no information regarding Net’s intentions concerning termination of the deposit agreement, delisting of the ADSs or deregistration of the Preferred Shares or any other action relating to the Preferred Shares.

See SPECIAL FACTORS—“Certain Effects of the Tender Offer.”

How do holders tender the Preferred Shares underlying ADSs?	An ADS holder may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth in THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer” and the accompanying letter of transmittal. The receiving agent will then surrender those ADSs to the ADS depositary and instruct a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the Preferred Shares underlying the ADSs in the auction by presenting a sell order through the São Paulo Stock Exchange’s Megabolsa electronic trading system, as described in THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares,” and if such Preferred Shares are accepted for purchase in the auction, those ADSs will be cancelled.

After purchase by us of the Preferred Shares underlying the ADSs tendered through the receiving agent (subject to any pro rata reduction of the Preferred Shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those Preferred Shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on the spot market exchange rate on the date the receiving agent is notified that its broker received the consideration in Brazilian reais, net of expenses for converting Brazilian reais to U.S. dollars) of R$23.00 per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and Central Depositary, as described in THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

As an alternative to tendering the Preferred Shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares. The ADS holder would surrender to JPMorgan Chase Bank, as ADS depositary, the ADSs representing Preferred Shares that it wishes to tender, pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs and pay any taxes or governmental charges payable in connection with its withdrawal of the Preferred Shares from the ADS program. If an ADS holder surrenders ADSs and receives Preferred Shares, the Preferred Shares so received will be registered at the Central Depositary, the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the Preferred Shares on its behalf in the same manner as any other direct holder of Preferred Shares registered at the Central Depositary. The holder will need to take these steps in sufficient time to allow its Brazilian representative to tender on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in this offer to purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.”

How do holders tender Preferred Shares?	If you hold Preferred Shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time, on the Expiration Date, (1) contact a broker authorized to conduct trades on the São Paulo Stock Exchange, (2) present certain required documentation and (3) ask the broker to sell your Preferred Shares in the auction on your behalf. To sell your Preferred Shares in the auction, your broker must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on your behalf through the São Paulo Stock Exchange’s Megabolsa electronic trading system. If you have invested in Preferred Shares under Resolution No. 2,689/00 of the National Monetary Council (which are registered at the Central Depositary), you should ask your Brazilian representative for purposes of Resolution No. 2,689/00 to contact such a broker on your behalf. Preferred Shares held in the custody of Banco Bradesco S.A. (“Bradesco”), Net’s transfer agent, are not registered at the Central Depositary. Holders of Preferred Shares held in the custody of Bradesco should therefore request Bradesco to transfer their Preferred Shares to the custody of the Central Depositary in order to enable the broker to sell the Preferred Shares in the auction on their behalf. It is your responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that Bradesco can transfer your Preferred Shares to the custody of the Central Depositary before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its Preferred Shares through the Central Depositary or Bradesco should ask its custodian, representative, broker or other nominee.

A beneficial owner of Preferred Shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.”

Until what time may tendered shares be withdrawn, and how does a holder withdraw shares?	If you hold Preferred Shares directly, you or your representative in Brazil must contact the broker that you instructed to sell Preferred Shares in the auction on your behalf in sufficient time to enable the broker to withdraw the order to sell your Preferred Shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker.

If you are an ADS holder tendering the Preferred Shares underlying your ADSs through The Bank of New York Mellon, as receiving agent, your signed written notice of withdrawal must be received by the receiving agent no later than the ADS Expiration Time, on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the auction on the Auction Date, you must surrender your ADSs to JPMorgan Chase Bank, as ADS depositary, pay any applicable fee to JPMorgan Chase Bank in order to withdraw the Preferred Shares underlying your

ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, as set forth above under “How do I tender the Preferred Shares underlying my ADSs?” ADS holders electing to participate directly in the tender offer as holders of Preferred Shares must allow sufficient time for the completion of all required steps described in this offer to purchase by the Share Expiration Time, on the Expiration Date.

See THE TENDER OFFER—Section 4—“Withdrawal Rights.”

Do you think this tender offer is fair to holders of Preferred Shares?	Yes, we believe the tender offer is substantively and procedurally fair to unaffiliated holders of Preferred Shares and ADSs. See SPECIAL FACTORS—“Position of Embratel and Embrapar Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

What does the Board of Directors of Net think of the tender offer?	Net is a Brazilian company, Brazilian law governs the duties and obligations of Net’s Board of Directors, and it does not impose any fiduciary or other duty or obligation on Net or Net’s Board of Directors to approve or disapprove the tender offer or to make any recommendation in connection with the tender offer. Accordingly, the Board of Directors of Net has not approved, disapproved or made any recommendation with respect to this tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, Net is required to file with the U.S. Securities and Exchange Commission (“SEC”) and distribute to holders of Preferred Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Net’s position with respect to the tender offer.

See SPECIAL FACTORS—“Position of Net’s Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs” for more information.

Can the tender offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the CVM and SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), any of the tender offer conditions is not satisfied (or waived by us) or if we are required to extend the tender offer by the rules of the CVM or SEC. During any extension of the tender offer, all Preferred Shares (including Preferred Shares represented by ADSs) previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its Preferred Shares from the tender offer. See THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date” and Section 3—“Procedures for Participating in the Tender Offer.”

How will you notify holders if you extend the tender offer?

If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered Preferred Shares, we will make a public announcement of such extension no later than 9:00 a.m., New York

City time, on the next day after the previously scheduled Expiration Date, as required under the Exchange Act.

When will you pay for the Preferred Shares purchased in the tender offer?	The Preferred Shares that we purchase in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is scheduled to occur at 2:00 p.m., New York City time, on the Auction Date, one business day after the Expiration Date. We will pay for Preferred Shares purchased in the auction on the third Brazilian business day after the auction, in accordance with the rules established by the Central Depositary. As promptly as practicable after receipt of the payment in respect of ADSs representing Preferred Shares purchased in the auction, The Bank of New York Mellon, as receiving agent, will convert the proceeds of such payment into U.S. dollars and will distribute the proceeds to the holders of such ADSs. See THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares.”

Will holders have to pay fees or brokerage commissions if they tender Preferred Shares?	Each shareholder that sells Preferred Shares directly must pay a combined fee to the São Paulo Stock Exchange and the Central Depositary in an amount equal to 0.035% of the purchase price received by that holder. In addition, the broker that sells Preferred Shares on behalf of a shareholder in the auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See INTRODUCTION.

If you are an ADS holder participating in the tender offer through The Bank of New York Mellon, as receiving agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary described above and (3) your pro rata portion of the fee or commission charged by the receiving agent’s broker to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

If you are an ADS holder and elect to surrender your ADSs to JPMorgan Chase Bank, as ADS depositary, withdraw the Preferred Shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary described above and (3) any fee or commission charged by your broker.

What is the market value of the Preferred Shares and ADSs as of a recent date?	On August 27, 2010, the last reported sale price of the Preferred Shares on the São Paulo Stock Exchange was R$22.45 per Preferred Share and the last reported sale price of the ADSs on the NASDAQ was U.S.$12.80 per ADS.

Does the tender offer price represent a premium over the recent market prices for the Preferred Shares and ADSs?	Yes. The tender offer price represents a premium of approximately 23.1% for Preferred Shares over the weighted average trading prices for the 30 calendar days ending on August 4, 2010, the last trading day before announcement of the tender offer in Brazil (the “Tender Offer Announcement Date”).

What are the U.S. federal income tax and Brazilian tax consequences to a tendering shareholder?	The receipt of cash in exchange for Preferred Shares, including ADSs, pursuant to the tender offer or, the exercise of the shareholder put right will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes.

Whom may a holder contact with questions about the tender offer?	You may contact the following U.S. information agent for information regarding this offer to purchase or the tender offer:

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 859-8508

Email: netservicos@dfking.com

If you are an ADS holder and have questions about how to participate in the tender offer through the receiving agent, you should contact the U.S. information agent above.

To the Holders of Preferred Shares and

American Depositary Shares Representing Preferred Shares:

INTRODUCTION

Empresa Brasileira de Telecomunicações S.A.—Embratel (“Embratel”), a subsidiary of Embratel Participações S.A. (“Embrapar”) hereby offers to purchase any and all preferred shares, no par value (“Preferred Shares”) including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”), other than Preferred Shares held by Embrapar, at a price of R$23.00 per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates included under “transaction PTAX 800, Option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN System at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on August 27, 2010, which was U.S.$1.00 = R$1.7540) in cash, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

In accordance with applicable Brazilian regulations, subject to the terms and conditions described herein, the Preferred Shares tendered in the tender offer will be purchased through an auction on the BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 2:00 p.m., New York City time, on September 29, 2010, one business day after the Expiration Date (the “Auction Date”).

Subject to the terms and conditions described herein, unless the tender offer is extended or earlier terminated, to participate in the tender offer, a holder must tender: (1) if a holder of ADSs electing to tender Preferred Shares through The Bank of New York Mellon, as receiving agent, no later than 10:00 a.m., New York City time (the “ADS Expiration Time”), on September 28, 2010 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of Preferred Shares, no later than 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

Each shareholder that tenders Preferred Shares in the tender offer and each ADS holder for which the receiving agent tenders Preferred Shares underlying ADSs will be required to pay a combined fee to the São Paulo Stock Exchange and the Central Depositária da BM&FBOVESPA (the BM&FBOVESPA Central Depositary or “Central Depositary”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner that has Preferred Shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender Preferred Shares and may be charged a fee or commission by that person for tendering Preferred Shares in the tender offer. In addition, the broker that tenders Preferred Shares on behalf of any shareholder in the auction, as described in THE TENDER OFFER—Section 2—“Acceptance for Payment and Payment for Shares,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the Preferred Shares underlying their ADSs through the receiving agent must pay the fees, taxes and charges described in THE TENDER OFFER—Section 3—“Procedures for Participating in the Tender Offer.”

The purchase price received by holders of Preferred Shares or ADSs participating in the tender offer may be subject to applicable Brazilian withholding taxes. See THE TENDER OFFER—Section 7—“Tax Consequences—Brazilian Tax Consequences.”

The tender offer is not conditioned on any minimum number of Preferred Shares being tendered. The tender offer is, however, subject to other conditions. See THE TENDER OFFER—Section 5—“Conditions to the Tender Offer.” Depending on the number of Preferred Shares tendered by the Share Expiration Time, on the Expiration Date, Preferred Shares properly and timely tendered and not withdrawn may be subject to proration as described in THE TENDER OFFER—Section 1—“Terms of the Tender Offer and Expiration Date.”

We are seeking to acquire additional Preferred Shares (including Preferred Shares represented by ADSs) through the tender offer to increase our equity interest in the capital stock of Net, due to our confidence in the growth of the Brazilian cable TV and broadband consumer markets and in Net’s management and business model.

Our purchase of Preferred Shares (including Preferred Shares represented by ADSs) in this tender offer may reduce substantially the number of Preferred Shares and ADSs that are publicly traded and may reduce the number of holders of Preferred Shares and ADSs. This would likely adversely affect the liquidity, marketability and market value of the Preferred Shares and the ADSs. If the public float or trading volume of the ADSs is reduced as a result of this tender offer or otherwise, Net may fail to meet applicable listing requirements of the NASDAQ Global Market (“NASDAQ”) or Net may decide to terminate the deposit agreement governing the ADSs and delist the ADSs from NASDAQ and, if certain conditions are met, effect the deregistration of the ADSs and the Preferred Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no information regarding Net’s intention concerning termination of the deposit agreement, delisting of the ADSs or deregistration of the Preferred Shares or any other action relating to the Preferred Shares.

This offer to purchase and the documents incorporated by reference in this offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the tender offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to Net after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments. You should not place undue reliance on forward-looking statements contained in this offer to purchase.

This offer to purchase and the related letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

The bidder, Empresa Brasileira de Telecomunicações S.A.—Embratel (“Embratel”) and its parent, Embratel Participações S.A (“Embrapar”), together own directly or indirectly 38.0% of Net’s outstanding common shares and 12.9% of the outstanding Preferred Shares.

A majority of the outstanding common shares of Net is owned by GB Empreendimentos e Participações S.A. (“GB”). Entities related to Globo Comunicações e Participações S.A. (“Globo”) currently own 51% of the voting interests in GB and Embratel and Embrapar together currently own the remaining 49% of the voting interests and all of the non-voting interests in GB. Under current Brazilian law governing cable operators, Embrapar and Embratel are not permitted to control Net because Embrapar is not under Brazilian control. If Brazilian law changes to allow Embrapar to own a controlling interest in Net, Embrapar has the right, pursuant to agreements with Globo, to purchase an additional interest in GB to give it control of 51% of the voting shares of Net, and Globo has the right to cause Embrapar to purchase such interest.

On June 29, 2010, the management of Embrapar and Embratel began discussions with representatives of América Móvil, S.A.B. de C.V (“América Móvil”), their ultimate parent company, regarding the possibility of increasing their stake in Net, in view of the belief in the potential of the Brazilian cable TV and broadband consumer market and the management and business model of Net.

On July 1, 2010, Banco Itaú BBA S.A. (“Itaú BBA”) was initially consulted by representatives of América Móvil regarding the proposal of Embrapar and Embratel to increase their holdings in Net. Such consultations were preliminary and primarily involved discussions on macroeconomic scenarios and the condition of the Brazilian capital market. As the conversations continued, representatives of Embrapar and Embratel became involved in the discussions with Itaú.

On July 19, 2010, Embrapar and Embratel decided to perform studies to examine the feasibility of acquiring additional Preferred Shares by way of a voluntary public offer to be made by Embratel by engaging Itáu BBA and the law firm Xavier, Bernardes, Bragança, Sociedade de Advogados (“XBB”) to evaluate, respectively, the financial and legal aspects of a possible offer.

On August 3, 2010, Itaú BBA submitted to Embratel a preliminary valuation report regarding Net, prepared solely based on public information.

On August 4, 2010, the management of Embratel and Embrapar, in consultation with the companies’ parent, América Móvil, decided to proceed with the Offer and the executive board of Embratel submitted the proposed transaction and the valuation report prepared by Itaú BBA to the Board of Directors of Embratel, who approved the proposed transaction and the immediate disclosure thereof to the market.

Prior to the opening of the São Paulo Stock Exchange on August 5, 2010, Embrapar disclosed on behalf of Embratel that Embratel intended to make a voluntary tender offer to purchase up to 100% of the outstanding Preferred Shares (except for shares held by Embrapar).

Purpose of and Reasons for the Tender Offer; Plans for Net Following the Tender Offer

Purpose of and Reasons for the Tender Offer

We are seeking to acquire additional Preferred Shares (including Preferred Shares represented by ADSs) through the tender offer to increase our equity interest in the capital stock of Net, due to our confidence in the growth of the Brazilian cable TV and broadband consumer markets and in Net’s management and business model. We intend to retain all shares we acquire.

Under applicable Brazilian Securities Commission (the “CVM”) rules, since we are offering to acquire all Preferred Shares (including Preferred Shares represented by ADSs), we are required to do so by means of a tender offer conducted in accordance with those rules. For this reason, we did not consider any alternative means to the tender offer to achieve our purpose.

Plans for Net Following the Tender Offer

Since Globo, through GB and otherwise, controls a majority of the voting common shares of Net, we do not believe that our ownership of additional Preferred Shares will result in any material change in the business or operations of Net. We expect Net to continue operating as a going concern under the control of Globo (or in the event of a change in applicable Brazilian law, our control) for the foreseeable future and have no current plans to dispose of our interest in the company or to cause the liquidation of Net at any time in the foreseeable future. Thus, we do not anticipate that, except for this tender offer, holders of Preferred Shares or ADSs will have an opportunity in the foreseeable future to dispose of their Preferred Shares or ADSs other than in open market transactions (to the extent that any public trading market may continue to exist following the tender offer) or in private transactions, with the costs customarily associated with such sales or transactions. See—“Certain Effects of the Tender Offer.”

Certain Effects of the Tender Offer

Embratel and Embrapar currently directly own 21.2% of the total number of Net’s common shares and Preferred Shares, taken as a whole, which may be deemed to represent a 21.2% interest in the net book value and a 21.2% interest in the net earnings of Net, or the equivalent of approximately R$723.7 million (for reference, equivalent to approximately U.S.$412.6 million based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010) in net book value and R$163.6 million (for reference, equivalent to approximately U.S.$93.3 million based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010) in net earnings, respectively for the year ended December 31, 2009. If all holders of Preferred Shares (including Preferred Shares represented by ADSs) not owned by Embratel and Embrapar tender their Preferred Shares into the tender offer, Embratel and Embrapar together will directly own 100% of Net’s outstanding Preferred Shares, and Embratel and Embrapar’s interest in Net’s net book value and net earnings will increase to 79.3%, or the equivalent of approximately U.S.$2,701,2 million in net book value and U.S.$615.4 million in net earnings for the year ended December 31, 2010. In addition, by virtue of their 49% ownership of the voting interests of GB, Embratel and Embrapar have an indirect interest in 58,374,440, or 51.0%, of Net’s common shares held by GB.

Effects in Brazil

Market for Shares

It is possible that following completion of the tender offer, the number of holders of Preferred Shares may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the Preferred Shares. Depending upon the number of Preferred Shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any Preferred Shares held by public shareholders after the tender offer is completed.

Brazilian Tax Consequences

The exchange of cash for Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer will not result in any material Brazilian income tax consequences for Embratel or Net. The exchange of Preferred Shares (including Preferred Shares represented by ADSs) for cash pursuant to the tender offer and any exercise of the shareholder put right could give rise to a tax on gains realized by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes. See THE TENDER OFFER—“Section 7—Tax Consequences—Brazilian Tax Consequences.”

Effects in United States

Market for ADSs

It is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Depending upon the number of Preferred Shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any ADSs held by the public after the tender offer is completed. If Net terminates the deposit agreement governing the ADSs and delists the ADSs from NASDAQ, as described below, then there will be no public market for any remaining outstanding ADSs.

It is possible that if the public float or trading volume of the ADSs is reduced as a result of this tender offer or otherwise, Net may fail to meet applicable listing requirements of NASDAQ or Net may decide to terminate the deposit agreement dated as of July 28, 2006, among Net, JPMorgan Chase Bank N.A., as ADS depositary, and holders and beneficial owners of American Depositary Receipts (“ADRs”) evidencing ADSs of Net. The ADS depositary is obligated to terminate the deposit agreement at any time at the direction of Net by mailing a notice of termination to the holders of ADSs then outstanding at least 30 days prior to the termination date fixed in such notice. Upon the effectiveness of the termination of the deposit agreement, (1) NASDAQ will suspend the trading of the ADSs, and Net could proceed to permanently discontinue the listing of the ADSs and the Preferred Shares on NASDAQ in accordance with the relevant rules promulgated by the Securities and Exchange Commission (“SEC”) and NASDAQ, and (2) the registration of Net’s ADS program with the CVM would be terminated. We have no information regarding Net’s intentions concerning termination of the deposit agreement, delisting of the ADSs or deregistration of the Preferred Shares or any other action relating to the Preferred Shares.

An ADS holder that does not tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, and does not exercise the shareholder put right, if available, may receive substantially less value for its ADSs.

Deregistration Under the Exchange Act

The ADSs and the Preferred Shares underlying the ADSs are currently registered under the Exchange Act. The purchase of Preferred Shares pursuant to the tender offer may result in the ADSs and the underlying Preferred Shares becoming eligible for deregistration under the Exchange Act. Registration of the ADSs and the Preferred Shares underlying the ADSs may be terminated by Net upon application to the SEC if the following conditions are met: (i) the outstanding ADSs are not listed on a national securities exchange and (ii) there are fewer than 300 U.S. holders of ADSs and Preferred Shares. Currently, the ADSs are listed on NASDAQ, which is a “national securities exchange.” If the delisting described above is effected, the ADSs will no longer be listed on a “national securities exchange.” We believe that there are currently more than 300 U.S. holders of ADSs and Preferred Shares. Following completion of the tender offer, Net may become eligible to deregister the ADSs and the Preferred Shares pursuant to the SEC’s rules and may decide to do so. Net may also become eligible to deregister the ADSs and the Preferred Shares pursuant to the SEC’s rules if the average daily trading volume of the ADSs or the Preferred Shares in the United States for a recent period has been no greater than 5% of the average daily trading volume of the ADSs or the Preferred Shares on a worldwide basis for the same period. Net would be required to wait at least 12 months before deregistering the ADSs and Preferred Shares under these circumstances if at the time it effects deregistration the average daily trading volume of the ADSs or Preferred Shares in the United States exceeded 5% of the average daily trading volume of the ADSs or Preferred Shares on a worldwide basis for the preceding twelve months or, in the case of the ADSs, the average daily trading volume in the United States at the time it effects the deregistration exceeds 5% of the average daily trading volume of the Preferred Shares on a worldwide basis for the preceding 12 months. We have no information regarding Net’s intention concerning termination of the deposit agreement, delisting of the ADSs or deregistration.

Termination of registration of the ADSs and the Preferred Shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by Net to holders of its securities and to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC, no longer applicable with respect to Net.

In addition, if the ADSs and the underlying Preferred Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Net. Furthermore, the ability of “affiliates” of Net and persons holding “restricted securities” of Net to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Preferred Shares (including ADSs) pursuant to the tender offer and any exercise of the shareholder put right will generally give rise to gain or loss for U.S. federal income tax purposes. See THE TENDER OFFER—“Section 7—Tax Consequences—United States Federal Income Tax Consequences.”

Margin Regulations

The ADSs and the underlying Preferred Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the ADSs and the underlying Preferred Shares are delisted from NASDAQ, they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.

Effect of the Tender Offer on Unaffiliated Shareholders

As described under—“Position of Embratel and Embrapar Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs,” the transaction would have a positive effect on unaffiliated holders whose Preferred Shares (including Preferred Shares represented by ADSs) are purchased in the tender offer or pursuant to any exercise of the shareholder put right in that they will have received a fair price, at a premium to recent market prices, in cash, for their Preferred Shares. Those selling holders would also have the potential detriment of no longer participating in the future earnings and potential growth of the business of Net and would have no ongoing rights as holders of Net’s securities. Unaffiliated holders that do not sell their Preferred Shares (including Preferred Shares represented by ADSs) would continue to participate in the future earnings and potential growth of the business of Net and would have continuing rights as holders of Net’s securities. Holders that do not sell their Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer would also continue to bear the risk of any losses incurred in the operation of Net’s business going forward and of any decreases in the value of Net.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the tender offer. However, under certain circumstances that are described below, a holder that has not sold its Preferred Shares (including Preferred Shares represented by ADSs) will have the right, for a period of three months following completion of the tender offer, to require us to purchase its Preferred Shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR from the date payment is made for the Preferred Shares purchased in the auction and net of certain fees, as described herein. No provision has been made to grant unaffiliated shareholders access to the corporate files of Net or to obtain counsel or appraisal services at the expense of Embratel in relation to the tender offer.

Subsequent Offer Period and Shareholder Put Right

While we are conducting a voluntary tender offer for the Preferred Shares, and this tender offer is not a registered public offer in Brazil, we are conducting the offer in compliance with several procedures required under CVM Instruction 361 for registered public offers, including the requirement that, if upon completion of the tender offer, we have acquired more than two-thirds of the Preferred Shares (including Preferred Shares represented by ADSs) held by holders of Preferred Shares other than (1) Embratel, Embrapar and their affiliates, (2) Globo Comunicações e Participações S.A., GB and their affiliates, Net’s controlling shareholders, and (3) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of Net (“public shareholders”) measured on the date required by CVM Instruction 361, any holder of Preferred Shares (including Preferred Shares represented by ADSs) will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its shares for cash (“shareholder put right”) at the tender offer price, adjusted by the monthly Brazilian Taxa Referencial-TR from the date payment is made for the Preferred Shares purchased in the auction (“Share Payment Date”) to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. The shareholder put right operates in the same manner as a “subsequent offer period.”

If we acquire in the tender offer a sufficient number of Preferred Shares to give rise to a shareholder put right and such right is available to holders of Preferred Shares, as described above, an ADS holder will be able to instruct The Bank of New York Mellon, as receiving agent, to exercise the shareholder put right on its behalf by completing a letter of transmittal and providing any other documents required by the receiving agent.

Subsequent Payments

Under applicable CVM rules we will be required to make a payment in Brazilian reais to each holder of the Preferred Shares whose Preferred Shares were purchased in this tender offer equal to the excess, if any, of:

•	the price per share that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per share that such holder received for the sale of Preferred Shares to us in this tender offer;

adjusted for any changes in the number of Preferred Shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of that class of Preferred Shares into another class if, within a period of one year from the Auction Date:

•	an event occurs that requires us under the rules of the CVM to effect a mandatory public tender offer for the Preferred Shares; or

•

a corporate event occurs that would have permitted the holders of the Preferred Shares whose Preferred Shares were purchased in this tender offer to exercise appraisal rights under Brazilian law if they had remained shareholders of Net at the time of that corporate event.

Position of Embratel Regarding Fairness of the Tender Offer to Unaffiliated Holders of Preferred Shares and ADSs

While we are conducting a voluntary tender offer for the Preferred Shares, and this tender offer is not a registered public offer in Brazil, we are conducting the offer in compliance with several of the procedures required under CVM Instruction 361 for registered public offers, including obtaining a valuation report from Itaú BBA, which was prepared in compliance with the requirements of CVM Instruction 361. For a summary of the valuation report issued by Itaú BBA, see—“Valuation Report of Banco Itaú BBA S.A.” Net is a Brazilian company, and Brazilian law governs our duties and obligations to Net and the holders of the Preferred Shares.

Brazilian law and applicable CVM rules do not require any of Embratel, Embrapar or their Boards of Directors to make any determination or analysis regarding the tender offer, nor do they require any of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of Net, the Preferred Shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders.

Though Brazilian law does not impose any obligation on us to make any determination regarding whether the tender offer is fair to unaffiliated shareholders, other than as described above, the rules of the SEC require us (as affiliates of Net for this purpose under U.S. securities laws) to do so. Accordingly, we believe that the tender offer price is fair to unaffiliated holders of Preferred Shares and ADSs.

We believe that the following factors support our view as to the fairness of the tender offer to unaffiliated shareholders:

•

The tender offer price compares favorably to current and historical market prices for Preferred Shares. The tender offer price represents a premium of approximately 23.1% for Preferred Shares over the weighted average trading prices for the 30 calendar days ending on August 4, 2010, the last trading day before announcement of the tender offer in Brazil (the “Tender Offer Announcement Date”).

•

We believe that, except for the tender offer, holders of Preferred Shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their Preferred Shares or ADSs at prices other than those available in private or open market transactions (to the extent that any public trading market may continue to exist following the tender offer) because we expect that Net will continue to operate as a going concern and we have no current plans of disposing of our interest in Net or of causing the liquidation of Net. See—“Purpose of and Reasons for the Tender Offer; Plans for Net Following the Tender Offer—Plans for Net Following the Tender Offer.”

•

Applicable Brazilian law and regulations provide various protections for unaffiliated shareholders, including in particular: (1) the requirement described above that, if we were to launch a further tender offer for Preferred Shares or Net takes certain other corporate actions within a period of one year after completion of this tender offer at a higher price than the tender offer price, shareholders that sold their Preferred Shares in this tender offer would be entitled to receive a payment of any incremental value paid to holders of Preferred Shares in the subsequent transaction and (2) the shareholder put right, as described herein. See—“Certain Rights of Shareholders Following the Tender Offer—Shareholder Put Right.”

•	The tender offer is not subject to any conditions relating to the number of Preferred Shares (including Preferred Shares represented by ADSs) tendered or to any financing condition.

We recognize, however, that there are also some detriments to holders that tender or exercise the shareholder put right, if available, including the following:

•	Shareholders will no longer be able to participate in any future growth of Net.

•	Shareholders may incur a taxable gain from the sale of their Preferred Shares (including Preferred Shares represented by ADSs).

We believe that each of the factors above is relevant to unaffiliated holders of Preferred Shares and ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of Net because we do not have the ability to cause such a sale or liquidation and even if we did have such ability, we would intend for Net to continue operating as a going concern. We also did not consider the net book value of Net’s business as reflected in Net’s financial statements because we do not believe it is material or relevant to our determination whether the tender offer price is fair to unaffiliated holders. Specifically, we believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.

In making our determinations as to the substantive and procedural fairness of the tender offer, we recognized that no unaffiliated representative has been retained by the members of Net’s Board of Directors that is not an employee of Net to act solely on behalf of unaffiliated holders of Preferred Shares or ADSs for purposes of negotiating the terms of the tender offer. As noted above, this is not required as a matter of Brazilian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above. We recognized that the tender offer is not structured in such a way that approval of at least a majority of the unaffiliated holders is required. We felt that the absence of such a condition supported our determination, rather than detracted from it. We note that the absence of such a condition means that each and every unaffiliated holder that wants to take advantage of the tender offer can do so, irrespective of the views of the other holders. Accordingly, the absence of such a condition did not affect our determination, based on the factors set forth above, that the tender offer is substantively and procedurally fair to the unaffiliated holders.

Our views as to the fairness of the tender offer to the unaffiliated holders of Preferred Shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its Preferred Shares.

Position of Net’s Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs

Net is a Brazilian company and Brazilian law governs the duties and obligations of Net’s Board of Directors.

Brazilian law does not impose any fiduciary or other duty or obligation on Net or Net’s Board of Directors to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer or to make any statement or recommendation or otherwise play any role in connection with the tender offer. Furthermore, Brazilian law and applicable CVM rules do not impose any fiduciary or other duty or obligation on Net or Net’s Board of Directors to make any determination or analysis regarding the tender offer or the tender offer price, including whether or not the terms of the tender offer or the tender offer price are fair to unaffiliated holders, nor do they require either of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of Net, Preferred Shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders. Accordingly, to the best of our knowledge, the Board of Directors of Net has not retained an advisor to act solely on behalf of holders of Preferred Shares and ADSs that are not affiliated with us for the purpose of negotiating the terms of the tender offer or rendering a report concerning the fairness of the tender offer and has not approved, disapproved or made any recommendation with respect to the tender offer. To the best of our knowledge, none of the executive officers, directors or affiliates of Net has made any recommendation with respect to the tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, Net is required by the Exchange Act to file with the SEC and distribute to holders of Preferred Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Net’s position with respect to the tender offer.

We are not seeking the consent of Net or Net’s Board of Directors with respect to the tender offer. Neither approval by the holders of Preferred Shares or ADSs, nor a separate approval by unaffiliated holders of Preferred Shares or ADSs is required for the tender offer and neither is being sought.

Conduct of Net’s Business if the Tender Offer is Not Completed

If the tender offer is not completed because a condition is neither satisfied nor waived, we expect that Net’s current management would continue to operate the business of Net substantially as currently operated.

Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs

Ownership of Shares of Net and Intent to Tender

As of March 31, 2010, Embratel and Embrapar together directly beneficially owned 43,509,055 common shares and 29,379,149 Preferred Shares (including Preferred Shares represented by ADSs) of Net, representing 38.0% of the total number of Net’s common shares, 12.9% of the total number of the Preferred Shares and 21.2% of the total number of Net’s common shares and Preferred Shares, taken as a whole. In addition, Embratel and Embrapar have an indirect interest in 58,374,440 of Net’s common shares held by GB by virtue of their 49% ownership of GB’s voting shares. To the best of our knowledge, none of the directors or executive officers of Embratel or Embrapar, nor any of the persons who may be deemed to control us, Telmex Internacional S.A.B de C.V. (“Telmex Internacional”), América Móvil, or the members of the Slim Family (as defined below) listed on Schedule 1 beneficially owns any Preferred Shares (other than Preferred Shares held by us) or has engaged in transactions in Preferred Shares since June 6, 2010 (60 days prior to the Tender Offer Announcement Date).

We are indirectly controlled subsidiaries of América Móvil, which as a result may be deemed to be a beneficial owner of the common shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us. According to reports of beneficial ownership filed with the SEC on August 6, 2010, Carlos Slim Helú, together with his sons and daughters (together, the “Slim Family”), through their beneficial ownership held by a trust and another entity and their direct ownership of shares, may be deemed to beneficially own approximately 65.5% of the outstanding voting securities of América Móvil the parent company of Embrapar. As a result, members of the Slim Family may also be deemed to be beneficial owners of the common shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us.

Transactions in Shares of Net by Certain Persons

Except as set forth on Schedule 2, there have been no transactions involving Preferred Shares effected since August 30, 2008 by Embratel or Embrapar. To the best of our knowledge, there have been no such transactions effected by Net or by any pension, profit-sharing or similar plan of Net, Embrapar or Embratel.

Contracts or Transactions with Net

Embratel and Embrapar engage in a variety of transactions in the ordinary course of business with Net and its subsidiaries.

Globo and Distel Holdings S.A., or Distel (together “Grupo Globo”), GB, Embrapar, Embratel and Teléfonos de México, S.A. de C.V. (“Telmex”), as an intervening party, are parties to a shareholders’ agreement with respect to Net (the “Net Shareholders’Agreement”). Grupo Globo, Embrapar and GB and Telmex, as intervening parties, are also parties to a separate shareholders’ agreement with respect to GB (the “GB Shareholders’ Agreement” and together with the Net Shareholders’ Agreement, the “Shareholders’

Agreements”). The Shareholders’ Agreements contain provisions relating to, among other things, the transfer of the Preferred Shares and of the preferred shares issued by GB, rights of first refusal, and governance, including the right of each of Grupo Globo, Embrapar and Embratel, acting together, and GB to appoint members to Net’s board of directors and board of executive officers.

Together, Grupo Globo and Telmex Internacional directly or through their respective affiliates, currently own 99.4% of Net’s common shares, with Grupo Globo continuing to control, through GB, a majority of Net’s outstanding common shares, although Embratel and Embrapar, together, have significant veto rights under the Shareholders’ Agreement. Under current Brazilian law, as a non-Brazilian entity, Telmex Internacional is not permitted to own a controlling interest in Net. Under the terms of the Shareholders’ Agreements, in the event Brazilian law changes so that a non-Brazilian entity is permitted to own a controlling interest in a Brazilian company, Embrapar would have the right to acquire from Grupo Globo, and Grupo Globo would have the right to cause Embrapar together to purchase from Grupo Globo, subject to certain conditions, an additional interest in the voting capital of GB that would give Embrapar, through GB, control over 51% of Net’s voting common shares. The additional interest in GB’s voting capital would be equal to the greater of (i) 2% of the voting capital of GB or such amount of voting capital as would give Embrapar voting control of GB and (ii) the percentage of GB’s total equity capital equal to the percentage that 16,162,799 common shares represent of the total voting capital of Net held by GB at the time. The benchmark price for this transaction would be equivalent to R$0.6277 (R$9.42 given the reverse split effective on August 1, 2006), which corresponds to the price per share Telmex Internacional paid to Grupo Globo for Net’s common shares in the transactions described above, adjusted according to the exchange rate. Following such a transfer, Grupo Globo would continue to hold a significant minority stake in Net, directly and through its stake in GB, and so long as Grupo Globo held directly or indirectly a specified minimum level of Net’s common shares, it would continue to have the consent and other rights under the Shareholders’ Agreements.

On December 29, 2009, Embratel entered into two Indefeasible Right of Use (“IRU”) agreements with Net, each with a term of five years beginning on December 1, 2009, to (i) allow Net to use Embratel’s network to provide Net’s broadband Internet service in exchange for a one-time payment in the amount of R$849.6 million; and (ii) allow Embratel to use Net’s transmission capacity to provide fixed telephony services in exchange for a one-time payment in the amount of R$873.5 million.

Other transactions involving Net and companies related to Embratel, such as private circuits for internal fixed line telephony services and general fixed telephony services, are provided at what Net believes to be market-rate prices. The amount Net paid to Embratel for these services, together with bandwidth access to the Internet, totaled R$262.9 million in 2009 and R$167.4 million in 2008.

Net entered into agreements with Embratel in 2006 to offer fixed line telephony services and small and medium business services. According to the agreement governing the fixed line telephony services, Net is responsible for managing the operation of such services and Embratel, which owns the licenses to provide the fixed line telephony services, is responsible for investments in infrastructure to offer the services and for providing customer service expertise for the fixed line telephony business. Pursuant to the partnership agreement governing the fixed line telephony services, Net will share the fixed line telephony services’ operating results, calculated by subtracting taxes on revenues and interconnection fees and costs incurred in connection with defaulting end users from gross fixed line telephony revenues. According to the agreement governing small and medium business services, as amended, Net is responsible for the infrastructure that provides Embratel corporate internet protocol access telecommunication services, including certain equipment and general field services. Embratel is responsible for offering broadband Internet and fixed line telephony services, providing certain equipment and adapting and managing its information technology systems and applications in connection with the services provided to small and medium business. Net’s net sales arising from fixed line telephony services and small and medium business services amounted to R$391.6 million and R$273.8 million for the years ended December 31, 2009 and 2008, respectively.

Valuation Report of Banco Itaú BBA S.A.

While we are conducting a voluntary tender offer for the Preferred Shares in which a valuation report is not mandatory, and this tender offer is not a registered public offer in Brazil, we are conducting the offer in compliance with several of the procedures required under CVM Instruction 361 for registered public offers, including the solicitation of a valuation report. Therefore, Embratel retained Itaú BBA, an investment bank, to prepare a valuation report in compliance with the requirements of CVM Instruction 361, which is dated August 5, 2010.

You should consider the following when reading the discussion of the valuation report of Itaú BBA below:

•

We urge you to read carefully the full text of Itaú BBA’s valuation report regarding Net, which you may obtain from Embratel without charge as described below in THE TENDER OFFER—Section 14—“Miscellaneous,” and an English translation of which is filed with the SEC as Exhibit (c)(i) to the combined Schedule TO and Schedule 13e—3. The summary of Itaú BBA’s valuation report set forth below is qualified in its entirety by reference to the full text of the valuation report.

•

The valuation report regarding Net was prepared in compliance with CVM Instruction 361/02. The valuation report was prepared exclusively in Portuguese, and in case it is translated to another language, the Portuguese version shall prevail for all purposes.

•

While the preparation of the valuation report was not mandatory under Brazilian law, the valuation report was prepared for Embratel in conformity with the Brazilian legal requirements described above and is not to be used by third parties or for any other purpose. Itaú BBA did not and will not make any recommendation, nor did it express any explicit or implicit opinion with respect to, the terms and conditions of the tender offer.

•

The tender offer is voluntary, not registered with the CVM and does not have the purpose of delisting the Preferred Shares. Applicable Brazilian laws and regulations do not require Embratel to offer a price that is equal to or greater than the minimum value in the range of values outlined in the valuation report.

The information in the valuation report was obtained exclusively from public sources. In rendering its report, Itaú BBA, with respect to Net:

•	reviewed the publicly available audited consolidated financial statements of Net, for the fiscal years ended on December 31, 2007, 2008 and 2009 and for the six-month period ended June 30, 2010

•

reviewed research reports and financial, economic and market studies, as well as other publications related to the business of Net, the performance of the Preferred Shares and expected profitability of the Preferred Shares, prepared by independent market equity research analysts

In rendering its valuation report, Itaú BBA did not have contact with Net’s management, nor access to non-public information about Net or its businesses. Itaú BBA also took into account such other matters as it deemed necessary, including its assessment of general economic, monetary and market conditions. Itaú BBA assumed and relied, without independent verification, upon the accuracy and completeness of all publicly available data that it reviewed. Any estimates or projections presented in the valuation report were obtained from public sources. Itaú BBA did not assume any responsibility for these estimates and projections, or the way in which they were obtained. Itaú BBA is not responsible for conducting and has not conducted an independent verification of any public information obtained.

In connection with the valuation report, Itaú BBA assumed that all information relied upon to create the valuation report is true, accurate and complete and that all relevant information was made available to it. Itaú BBA did not assume any responsibility for independent evaluations of any information or independent verification or assessment of any assets or liabilities (contingent or not) of Net and has not received any such assessment. Itaú BBA was not asked to conduct, and did not conduct any physical inspection of the properties or facilities of Net, nor did Itaú BBA assess the solvency or fair value of Net.

In light of the limitations mentioned above, Itaú BBA did not make, and will not make, either expressly or implicitly, any representation or warranty regarding any information used in the preparation of the valuation report and made no representations in relation to the past, present or future. The analysis contained in the valuation report involves complex considerations and judgments in relation to financial and operational characteristics and other factors that could affect the acquisition, public negotiation and assets of Net, as well as considerations about business segments, analyzed operations and the appropriate and material methods of financial analysis and the application of these methods to specific circumstances. The estimates contained in the analysis and the resulting variation of any analysis is not indicative of actual amounts or indicative of future results or amounts, which may be more or less favorable than those suggested by the referred analysis. In addition, the analyses referring to business evaluations and securities do not constitute valuations or reflect the prices at which the business was actually acquired or sold, the actual value of the Preferred Shares at the time of issuance in a transaction or the prices at which the Preferred Shares may be sold at any time. In case any of these assumptions do not materialize, the information proves to be incorrect, incomplete or imprecise in any way, the conclusions may be substantially altered.

For its analysis based on the discounted cash flow methodology, Itaú BBA assumed a macroeconomic scenario as compiled and published by the Brazilian Central Bank, which may differ substantially from future results. Given that the analysis and amounts are based on forecasts of future results, they are not necessarily indicative of the actual and future financial results of Net, which may be materially more or less favorable than those suggested by the valuation report. In addition, given that these analyses are intrinsically subject to uncertainties, and are based on several events and factors which are out of the control of Itaú BBA, Net, Embrapar and Embratel, Itaú BBA is not responsible in any way if the results of Net differ substantially from the results presented in the valuation report. There is no guarantee that the future results of Net will correspond to the financial projections upon which Itaú BBA based its analysis or that those differences between the projections used and the financial results of Net will not be material. The future results of Net may also be affected by economic and market conditions. The preparation of the valuation report is in no way a guarantee of results (as defined under Brazilian laws) from Itaú BBA.

The valuation report provides only an estimate, according to Itaú BBA’s criteria, of the value derived from the discounted cash flow evaluation methodology, from trading multiple valuation based upon comparable companies and from multiples of precedent transactions, as the case may be, which are methodologies largely used in financial evaluations of companies that do not evaluate any other aspect or implication of the tender offer or any contract, agreement or understanding entered into in connection with the tender offer. Itaú BBA does not express any opinion on the value for which the Preferred Shares could be traded on any securities market at any time. The valuation report is not and may not be used as (i) a fairness opinion on the tender offer or (ii) a recommendation with respect to any aspect of the tender offer. Additionally, the valuation report does not consider the strategy and commercial merits of the tender offer, nor the eventual strategic or commercial decision of Embratel or the shareholders of Net to participate in the tender offer. The valuation report does not constitute a judgment, opinion or recommendation to Net, its shareholders or any third-parties about the convenience of the tender offer or fairness of price or opportunity presented by the tender offer, and it also does not recommend any investment decision.

The valuation report is necessarily based on public information gathered by Itaú BBA as of the date of the valuation report and takes into account economic and market conditions and other conditions as they were on such date. Although future events and other developments could affect the conclusions presented in the valuation report, Itaú BBA does not have any obligation to update, revise, rectify or revoke the valuation report, wholly or partly, as a result of any subsequent development or for any other reason. Itaú BBA’s analysis does not distinguish any type or class of representative shares of Net’s share capital and does not include benefits or operational, tax or any other losses, including spreads, nor any synergy, additional value and/or costs existing at the closing of the tender offer, if effected, or any other operation. Besides acting as an intermediate institution in connection with the transaction, Itaú BBA may render other financial advising services to Embratel or to Net in connection with the transaction.

Itaú BBA’s valuation report was prepared in accordance with CVM Instruction 361. The valuation report is not an expert opinion and is not intended to be and does not constitute a proposal, solicitation, advice or recommendation from Itaú BBA to the management of Embratel or Net, to the shareholders of Embratel or Net or to any third party with respect to whether to tender shares in the tender offer or not or regarding the decision of making or accepting the tender offer (including the decision of Net’s shareholders of whether or not to accept the tender offer). Decisions related to the tender offer are made according to the deciding person’s own analysis of the risks and benefits involved in the tender offer and are such person’s sole and exclusive responsibility. As a result, Itaú BBA is not responsible for the decisions taken by Embratel, Net or any shareholders in relation to the tender offer.

The following is a summary of the material analyses undertaken by Itaú BBA in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses performed by Itaú BBA, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses.

Volume Weighted Average Price Analysis. Itaú BBA measured the volume weighted average price of the Preferred Shares over the respective one, three, six and twelve month periods preceding delivery of the valuation report. This analysis demonstrated a valuation range between R$18.38 (with respect to the three month period) and R$21.10 (with respect to the twelve month period) per Preferred Share over the 12 months preceding the valuation report.

Book Value per Preferred Share. Itaú BBA measured Net’s book value per Preferred Share based on Net’s financial statements as of June 30th, 2010. This analysis demonstrated a book value per Preferred Share of R$10.53.

Discounted Cash Flow Analysis. Using public market information (market consensus) on the telecommunications market in Brazil and on Net’s future results, Itaú BBA performed a discounted cash flow analysis to estimate a range of implied present values per Preferred Share of Net, as of June 30, 2010. This range was determined in each case by adding (1) the “present value” of projected free cash flows for Net from 2010 through 2020, and (2) the “present value” of the “terminal value” of Net in 2020. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the value of a particular asset based on cash flows occurring after the ten year forecast period. Itaú BBA calculated, on the basis of market consensus, free cash flow as EBIT (Earnings before Interest and Taxes), minus Income Tax and Social Corporate Contribution, plus depreciation and amortization, minus capital expenditures and plus or minus additional changes in net working capital.

In calculating the terminal values of Net at the end of the period, Itaú BBA applied a range of perpetuity growth rates of free cash flow in 2020 ranging from 3% to 4% in nominal dollars. The free cash flows and terminal values were then discounted back to June 30, 2010, using a low-end dollar-based weighted average cost of capital (“WACC”) of 8.9% in nominal terms and a high-end dollar-based WACC of 9.9% in nominal terms. Itaú BBA viewed this discount rate range as appropriate for companies with the risk characteristics of Net. Based on these assumptions, the range of discount rates of 8.9% to 9.9%, the perpetuity growth rate of 3.5% and the foregoing analysis, Itaú BBA derived a range of implied values, as set forth in the following table:

	Low		High
Net Value Per Preferred Share	R$	21.10	R$	25.85

Comparable Market Multiples. Itaú BBA reviewed and compared certain financial information of Net to corresponding financial information, ratios and public market multiples for certain publicly traded corporations in the telecommunications sector in Brazil. Itaú BBA determined that the multiple that best estimated Net’s value was EV/EBITDA, which means the value of the enterprise which contemplates the equity value plus net debt divided by EBITDA (earnings before interest, taxes, depreciation and amortization). The results of this analysis are summarized as follows:

Company	EV/EBITDA (2010 E)
Telemar Norte Leste	3.6x
Vivo Participações	3.9x
TELESP	3.5x
TIM Participações	4.1x
Net Serviços de Comunicação	5.1x

Although none of the selected companies is directly comparable to Net, the companies included were chosen because they are the only publicly traded companies in Brazil with business and market characteristics that, for purposes of analysis, may be considered similar to certain business and market characteristics of Net. Based on the foregoing multiples, Itaú BBA arrived at a range of values per Preferred Share of between R$12.13 – R$19.50.

Precedent Transactions Multiples. Itaú BBA analyzed the multiples of certain precedent transactions in the Brazilian Pay TV sector since 2006 to estimate Net’s value in the case of a strategic transaction. Itaú BBA determined that the most relevant multiple for estimating Net’s value was EV/EBITDA. The results of this analysis are summarized as follows:

Date	Acquirer	Target	EV/EBITDA
2006	Telefónica	TVA	9.3x
2006	Net Serviços	Vivax	11.5x
2007	Net Serviços	Big TV	8.4x

Based on the foregoing multiples, Itaú BBA arrived at a range of values per Preferred Share of between R$31.12 and R$43.90.

The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Itaú BBA did not attribute specific importance to certain factors considered in its valuation report, but, on the contrary, undertook a qualitative analysis of the importance and relevance of all factors considered therein. Accordingly, Itaú BBA believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Itaú BBA, without considering all of the analyses and factors in their entirety, could create a misleading or incomplete view of the analysis conducted by Itaú BBA and of the conclusions contained in its valuation report.

Itaú BBA’s qualifications to render its valuation report arise from its extensive experience as an internationally recognized investment banking firm engaged, among other things, in the valuation of telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with tender offers, mergers and acquisitions, restructurings, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain persons related to Itaú BBA have discretionary investment authority over 1,968,736 Preferred Shares issued by Net and 412,873 common shares issued by Embratel. Itaú BBA received a customary fee from Net for coordination and distribution services of unsecured and unsubordinated notes issued by Net in January 2010. Itaú BBA received no other amounts in compensation for consultant services, valuation, auditing or similar services from Embratel or Net during the 12 months prior to the date of the valuation report. Additionally, Itaú BBA is the intermediary institution for the tender offer in Brazil, for which service it will receive customary fees from Embratel.

Itaú BBA has provided, directly or through its affiliated companies, certain financial and investment banking services to Embratel, as well as to its controlling shareholders, subsidiaries and affiliates for which it has received compensation, and continues to provide these services and could, at any time, provide them again. Itaú BBA is a financial institution that provides a variety of financial services and other services related to securities, brokerage and investment banking. Itaú BBA, directly or through its affiliated companies, is or could become a creditor of Embratel and Net, its subsidiaries and its affiliates, as well as of the controlling shareholders of Embratel in certain financial transactions. In the normal course of its activities, Itaú BBA could, directly or through its affiliated companies, acquire, hold or sell, on its behalf or on behalf of its clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Embratel, Net, and/or their respective affiliates involved in this transaction, as well as provide investment banking services to such companies, controlling shareholders or affiliates and, consequently, could, at any time, retain buying or selling positions with respect to such securities. Itaú BBA has adopted policies and procedures for preserving independence between investment banking and other areas and departments of Itaú BBA and its affiliates, including but not limited to asset management and the proprietary desk for trading shares, debt instruments, securities, and other financial instruments.

Other valuations of companies and sectors prepared by Itaú BBA could treat market assumptions in a different way than was reflected in its valuation report; the research departments and other departments of Itaú BBA and its affiliated companies may use other analyses, reports and publications, estimates, projections and different methodologies than those used in the valuation report, and such analyses, reports and publications may contain different conclusions from those set out in the valuation report.

Pursuant to Itaú BBA’s engagement letter, Embratel has agreed to pay Itaú BBA a customary fee for the preparation of its valuation report, which fee shall be due whether or not the tender offer is consummated. Embratel has also agreed to reimburse Itaú BBA for its reasonable travel and out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Itaú BBA and its affiliates against specific liabilities and expenses arising out of its engagement.

The valuation report is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of Net located at Rua Verbo Divino, 1356, 1st floor, São Paulo, SP, Brazil 04719-002. An English translation of the report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The information agent set forth on the back cover of this offer to purchase will provide a copy of the valuation report, in either Portuguese or in English translation, upon written request and at the expense of the requesting holder or its representative designated in writing.

THE TENDER OFFER

1. Terms of the Tender Offer and Expiration Date.

General

Upon the terms and subject to the conditions described in this offer to purchase and to proration under certain limited circumstances, Empresa Brasileira de Telecomunicações S.A.—Embratel, a corporation organized under the laws of the Federative Republic of Brazil (“Embratel”) and a subsidiary of Embratel Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Embrapar”), offers to purchase any and all Preferred Shares, including Preferred Shares represented by American Depositary Shares (“ADSs”) of Net Serviços de Comunicação S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Net”), other than Preferred Shares held by Embrapar, that are properly and timely tendered and not properly withdrawn, at a price of R$23.00 per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the average buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on August 27, 2010, which was U.S.$1.00 = R$1.7540) in cash, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose Preferred Shares (including Preferred Shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the BM&FBOVESPA—Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) and the Central Depositária da BM&FBOVESPA (the BM&FBOVESPA Central Depositary (“Central Depositary”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder. ADS holders tendering through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

Subject to the exceptions and conditions described herein, unless the tender offer is extended or earlier terminated, to participate in the tender offer, a holder must tender:

(1)	if a holder of ADSs electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, no later than 10:00 a.m., New York City time (the “Expiration Time”), on September 28, 2010 (such date, as it may be extended by us, the “Expiration Date”), and

(2)	if a holder of Preferred Shares, no later than 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

In accordance with applicable Brazilian regulations, the Preferred Shares (including Preferred Shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 2:00 p.m., New York City time, one business day after the Expiration Date (the “Auction Date”). If we extend the Auction Date, we will also extend the Expiration Date. See Section 3—“Procedures for Participating in the Tender Offer” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable Preferred Shares in the auction, as described in Section 2—“Acceptance for Payment and Payment for Shares.”

Unless the tender offer is extended or earlier terminated, ADS holders that have tendered the Preferred Shares underlying their ADSs through The Bank of New York Mellon, as receiving agent, will be entitled to withdraw from the tender offer up until the ADS Expiration Time, on the Expiration Date.

ADS holders may tender the Preferred Shares underlying their ADSs through The Bank of New York Mellon, as receiving agent, in accordance with the instructions set forth below under Section 3—“Procedures for Participating in the Tender Offer” and in the accompanying letter of transmittal. The receiving agent will surrender those ADSs to the ADS depositary and tender the Preferred Shares underlying the ADSs in the auction, as described in Section 2—“Acceptance for Payment and Payment for Shares.” As an alternative to participating in the tender offer through the receiving agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank N.A., as ADS depositary, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See Section 3—“Procedures for Participating in the Tender Offer.”

We will pay the purchase price for all Preferred Shares (including Preferred Shares represented by ADSs) properly and timely tendered, not properly withdrawn and purchased in the auction on the third Brazilian business day following the auction. As promptly as practicable after receipt of the proceeds, The Bank of New York Mellon, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them to the holders of ADSs representing Preferred Shares accepted for purchase in the tender offer. See Section 2—“Acceptance for Payment and Payment for Shares.”

The tender offer is not conditioned on any minimum number of Preferred Shares being tendered. The tender offer is, however, subject to other conditions. See Section 5—“Conditions to the Tender Offer.” Depending on the number of Preferred Shares tendered in the tender offer, Preferred Shares properly and timely tendered and not withdrawn may be subject to proration as described below.

Proration

If more than one-third but less than two-thirds of the outstanding Preferred Shares held by public shareholders calculated on the date required by CVM Instruction 361 are tendered, we will only purchase one-third of the Preferred Shares held by public shareholders. We will purchase such Preferred Shares on a pro rata basis. However, if more than two-thirds of the Preferred Shares (including Preferred Shares represented by ADSs) held by public shareholders are tendered, we will acquire all tendered Preferred Shares.

If the proration of tendered Preferred Shares is necessary, the São Paulo Stock Exchange will determine the proration factor immediately following the auction, as described in Section 2—“Acceptance for Payment and Payment for Shares.” Proration will be based on the ratio that the total number of Preferred Shares representing one-third of the outstanding Preferred Shares held by public shareholders on the date required by CVM Instruction 361 bears to the total number of Preferred Shares held by public shareholders properly and timely tendered and not properly withdrawn. The receiving agent will, in turn, apply the proration factor to the ADSs representing Preferred Shares that have been properly and timely tendered through the receiving agent and not properly withdrawn. In applying the proration factor, the receiving agent will make adjustments so that no fraction of an ADS is purchased from any holder.

If proration applies and we do not purchase all of the tendered Preferred Shares, tendering ADS holders may be required to pay fees of the ADS depositary for cancellation of ADSs representing Preferred Shares that we did not purchase. The receiving agent may pay those fees by deducting them from the proceeds of the Preferred Shares accepted for payment in the offer.

Subsequent Offering Period—Shareholder Put Right

While Brazilian law does not provide for a subsequent offering period, it does provide for a “shareholder put right” under certain circumstances, exercisable after the Auction Date that would entitle holders to require us to purchase untendered Preferred Shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR from the date payment is made for the Preferred Shares purchased in the auction and net of certain fees, as described herein. See—“Certain Rights of Shareholders Following the Tender Offer—Shareholder Put Right.” Except for the availability of the shareholder put right, there will be no subsequent offering period in connection with this tender offer.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM and the U.S. Securities and Exchange Commission (“SEC”) and the terms of the tender offer, we reserve the right, at any time (1) to extend the period of time during which the tender offer is open and thereby delay the purchase of Preferred Shares through an auction on the São Paulo Stock Exchange and payment for tendered shares, (2) to amend the tender offer in any respect and (3) to terminate the tender offer without purchasing any shares. In order to comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. If we decide to increase the consideration being offered in the tender offer for the Preferred Shares, the increase in the consideration being offered will be applicable to all shareholders whose Preferred Shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those Preferred Shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day after such notice to the extent permitted under applicable Brazilian laws and regulations. We do not expect to increase the amount of consideration currently offered in the tender offer.

Mailing

This offer to purchase, the accompanying letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of Preferred Shares whose names appear on the shareholder lists maintained by the Central Depositária de Ativos da BM&FBOVESPA (the Brazilian Depositary Company, or “Central Depositary BM&FBOVESPA”) and Banco Bradesco S.A. (“Bradesco”), the list of record holders of ADSs maintained by JPMorgan Chase Bank, as ADS depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Net, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Preferred Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the accompanying letter of transmittal and other relevant materials to any registered or beneficial holder of Preferred Shares or ADSs that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase:

•	“Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading.

•

“Business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares.

The Preferred Shares (including Preferred Shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange, subject to proration under certain circumstances described in this offer to purchase. The auction is currently scheduled to occur at 2:00 p.m., New York City time, on the Auction Date.

Sell orders from brokers tendering Preferred Shares on behalf of tendering shareholders, including the receiving agent’s broker tendering Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer, must be submitted no later than 11:00 a.m., New York City time, on the Auction Date through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code “NETC4L”. Sell orders for tendered Preferred Shares that have not been withdrawn before the beginning of the auction on the Auction Date or, in the case of ADSs, before the ADS Expiration Time, on the Expiration Date, will be deemed accepted for purchase, subject to the proration provisions described in Section 1—“Terms of the Tender Offer and Expiration Date,” and may not be withdrawn. All Preferred Shares (including Preferred Shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Embratel through Itaú Corretora de Valores Mobiliários e Câmbio S.A. (“Itaú Corretora”), a subsidiary of Banco Itaú BBA S.A. (“Itaú BBA”), our intermediary agent for the tender offer. Subject to the terms and conditions of the agreement with Itaú as intermediary agent and the tender offer documents in Brazil, Itaú BBA guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a portion of the Preferred Shares subject to this tender offer, so long as the competing offeror offers a price at least five percent greater than the price offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. In such an event, the auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, subject to Brazilian law and CVM regulations as well as the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the Preferred Shares sought by the competing offeror. In the event that the date of the auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in Section 1—“Terms of the Tender Offer and Expiration Date.”

We will pay for Preferred Shares purchased in the tender offer on the third Brazilian business day after the auction, in accordance with the rules established by BM&FBOVESPA Clearing and Settlement Chamber. As promptly as practicable after receipt of the proceeds, The Bank of New York Mellon, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them to the holders of ADSs representing Preferred Shares accepted for purchase in the tender offer.

3. Procedures for Participating in the Tender Offer.

To tender Preferred Shares (including Preferred Shares underlying ADSs) in the tender offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing Preferred Shares or it holds Preferred Shares directly.

Direct Holders of Preferred Shares

A holder of Preferred Shares must, no later than the Share Expiration Time, on the Expiration Date, either personally or by means of a duly appointed proxy, contact a broker authorized to conduct trades on the São Paulo Stock Exchange, present the documentation listed below and ask the broker to tender its Preferred Shares in the auction on its behalf. To tender a holder’s Preferred Shares, the holder’s broker must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on behalf of the holder through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the codes set forth in Section 2—“Acceptance for Payment and Payment for Shares.” Shareholders must pay any fee or commission charged by their broker.

Preferred Shares held directly are generally held either through Central Depositary BM&FBOVESPA or through Bradesco, Net’s transfer agent. Central Depositary BM&FBOVESPA is the custodian for Preferred Shares that are traded on the São Paulo Stock Exchange, and settlement of the tender offer will occur through the facilities of Central Depository. Shareholders that have invested in Preferred Shares under Resolution No. 2,689/00 of the National Monetary Council hold their Preferred Shares through Central Depositary BM&FBOVESPA. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

A holder of Preferred Shares through Bradesco should ask the broker it contacts to request the transfer of its Preferred Shares to the custody of Central Depositary BM&FBOVESPA in order to enable the broker to tender the Preferred Shares on its behalf. Before it will accept an order to transfer Preferred Shares to a broker, Bradesco will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, Bradesco will not transfer the Preferred Shares. It is the responsibility of any shareholder through Bradesco to ensure that the information it provides to its broker is consistent with that in Bradesco’s records. It is also the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that Bradesco can transfer the shareholder’s Preferred Shares to the custody of Central Depositary BM&FBOVESPA before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its Preferred Shares through Central Depositary BM&FBOVESPA or Bradesco should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in Preferred Shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer.

Shares transferred to Central Depositary BM&FBOVESPA and tendered in the tender offer may be traded up until the beginning of the auction on the Auction Date. In order to ensure its ability to tender such Preferred Shares in the tender offer, the purchaser will need to allow sufficient time for its broker to tender on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in this offer to purchase.

In order to participate in the tender offer, a shareholder must present the following documents and any additional information or documents that may be requested by BM&FBOVESPA Clearing and Settlement Chamber, Bradesco or its broker:

•	A shareholder that is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving his or her residence.

•	A shareholder that is a legal entity must present certified copies of:

•	its certificate of incorporation and bylaws, or other organizational documents;

•	its taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on its behalf.

A representative of an estate, minor or incapacitated person or a proxy must also present:

•	originals or certified copies of the personal documents mentioned above for the representative itself;

•	in the case of a representative of an estate, minor or incapacitated person, originals or certified copies of the judicial authorizations that grant it powers of representation; and

•	in the case of a proxy, originals or certified copies of the documents that grant it powers of representation.

Holders of ADSs

Tender of Preferred Shares Represented by ADSs through the Receiving Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. The receiving agent will surrender those ADSs to the ADS depositary and instruct a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the Preferred Shares underlying the ADSs in the auction. There is no separate tender offer being made in the United States to acquire ADSs.

Any holder of ADSs that wishes to tender the Preferred Shares underlying its ADSs through the receiving agent must either:

•

complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the American Depositary Receipts (“ADRs”) evidencing the ADSs, if applicable, and all other required documents to the receiving agent to be received no later than the ADS Expiration Time, on the Expiration Date; or

•

request its broker, dealer, commercial bank, trust company, or other intermediary to effect the tender through the procedures of The Depository Trust Company (“DTC”) by sending an agent’s message (as defined below) to the receiving agent’s account at DTC to be received no later than the ADS Expiration Time, on the Expiration Date.

Financial intermediaries may impose a cutoff date and time to give instructions to tender ADSs that may be earlier than the ADS Expiration Time on the Expiration Date. Beneficial owners holding through financial intermediaries should contact their financial intermediaries to determine the cutoff date and time applicable to them.

Registered holders of uncertificated ADSs will not deliver ADRs evidencing their ADSs but must still deliver a signed letter of transmittal and any other documents required by the letter of transmittal.

Delivery of documents to DTC will not constitute delivery to the receiving agent.

The letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders registered in the books of the ADS depositary. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs together with a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees and any other documents required by the receiving agent must be delivered to the receiving agent at one of its addresses set forth in the letter of transmittal, or, in the case of a book-entry transfer through DTC, an agent’s message must be transmitted to the receiving agent, in each case to be received prior to the ADS Expiration Time, on the Expiration Date. If ADRs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (collectively, “Eligible Institutions”). Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs representing the Preferred Shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal or (2) if the Preferred Shares represented by ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by means of DTC to, and received by, the receiving agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the purchaser may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and any other required documents is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time, on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted, and no number of Preferred Shares that would represent a fractional ADS will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the Preferred Shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the Preferred Shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

After purchase by us of the Preferred Shares underlying the ADSs tendered through the receiving agent (subject to any pro rata reduction of the Preferred Shares purchased as described in this offer to purchase) and receipt by the receiving agent of payment of the consideration for those Preferred Shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on the spot market exchange rate on the date the receiving agent is notified that its broker has received payment in Brazilian reais, net of expenses for converting Brazilian reais to U.S. dollars) of R$23.00 per Preferred Share (for reference, equivalent to approximately U.S.$13.11 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010) minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary, as described in Section 1—“Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to JPMorgan Chase Bank, as depositary under the deposit agreement governing Net’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing Preferred Shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing Preferred Shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If the Preferred Shares underlying a holder’s ADSs are not accepted for purchase for any reason (including, without limitation, any pro rata reduction of Preferred Shares accepted for purchase in the tender offer as described in Section 1—“Terms of the Tender Offer and Expiration Date”), those ADSs will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the Preferred Shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the Preferred Shares underlying the ADSs, as applicable.

A tender of Preferred Shares underlying ADSs through the receiving agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the Preferred Shares underlying its ADSs, all the Preferred Shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the Preferred Shares underlying the ADSs through the receiving agent on the beneficial owner’s behalf before the ADS Expiration Time, on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering Preferred Shares underlying ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to JPMorgan Chase & Co., as ADS depositary, at 161 N. Concord Exchange, South St. Paul, MN 55075, the ADSs that represent Preferred Shares that it wishes to tender;

•	pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the Preferred Shares from the ADS program.

If an ADS holder surrenders ADSs and receives the Preferred Shares underlying the ADSs, the Preferred Shares so received will be registered at Central Depository, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See Section 12—“Certain Legal and Regulatory Matters—Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the Preferred Shares on its behalf in the same manner as any other direct holder of Preferred Shares registered at BM&FBOVESPA Clearing and Settlement Chamber.

The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in—“Direct Holders of Preferred Shares.”

Tendering the Preferred Shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the auction on the Auction Date, as described in Section 4—“Withdrawal Rights.” However, withdrawal of the Preferred Shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary without any assurance that the Preferred Shares withdrawn from the ADS program will not be subject to proration. In addition, upon the redeposit of Preferred Shares into Net’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender Preferred Shares or ADSs.

General

Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares (including Preferred Shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Preferred Shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Preferred Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of Preferred Shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•

the holder has the full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all other Preferred Shares or other securities issued or issuable in respect of those Preferred Shares); and

•

when the Preferred Shares are accepted for payment by us, we will acquire good and unencumbered title to the Preferred Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4. Withdrawal Rights.

Holders that have tendered their Preferred Shares (including Preferred Shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker that has been instructed to tender Preferred Shares in the auction, as described in Section 2—“Acceptance for Payment and Payment for Shares,” including the receiving agent’s broker, must withdraw the order to sell those Preferred Shares before the beginning of the auction on the Auction Date. Any tender of Preferred Shares will be irrevocable after that time. If a shareholder wishes to withdraw the tender of its Preferred Shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its Preferred Shares receives instructions to withdraw the tender of those Preferred Shares before that time. An ADS holder must submit a written notice of withdrawal to the receiving agent no later than the ADS Expiration Time, on the Expiration Date. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

Direct Holders of Preferred Shares

If a shareholder holds Preferred Shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to sell Preferred Shares in the auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those Preferred Shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the auction.

Holders of ADSs

If an ADS holder is participating in the tender offer by tendering the Preferred Shares underlying its ADSs through the receiving agent, its originally signed written notice of withdrawal must be received by the receiving agent no later than the ADS Expiration Time, on the Expiration Date at one of the addresses below.

By Mail:	By Hand or Overnight or Courier:

BNY Mellon Shareowner Services Attn. Corporate Action Department, 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services 480 Washington Boulevard Attn: Corporate Action Department—27th Floor Jersey City, NJ 07310

Any such notice of withdrawal must:

•	specify the name of the person that tendered the Preferred Shares to be withdrawn;

•

in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn Preferred Shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the Preferred Shares underlying its ADSs;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Preferred Shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the Preferred Shares to be withdrawn, if not a number of ADSs representing all of the Preferred Shares tendered by the holder.

If an ADS holder withdraws the Preferred Shares underlying its ADSs from the tender offer, the ADRs, if applicable, evidencing those ADSs will be returned promptly after the proper withdrawal of the Preferred Shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn Preferred Shares will be credited into the DTC account from which they were transferred. Properly withdrawn Preferred Shares represented by ADSs may be re-tendered by following the procedures described in Section 3—“Procedures for Participating in the Tender Offer” at any time prior to the ADS Expiration Time, on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the auction on the Auction Date must surrender its ADSs to JPMorgan Chase Bank, as ADS depositary, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of

Preferred Shares, allowing sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See Section 3—“Procedures for Participating in the Tender Offer—Holders of ADSs—Direct Participation in the Tender Offer.”

General

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered Preferred Shares may withdraw those Preferred Shares at any time after 60 days from date hereof if the auction has not occurred before that date, by communicating its request to withdraw its Preferred Shares in the manner described above.

Even if we extend the tender offer or we are delayed in accepting, or unable to accept, Preferred Shares for purchase pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the tender offer to the extent required by law. See Section 1—“Terms of the Tender Offer and Expiration Date.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered Preferred Shares (including Preferred Shares represented by ADSs) may not be rescinded. Any Preferred Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of Preferred Shares that have properly withdrawn tendered Preferred Shares may re-tender those Preferred Shares at any time before the Share Expiration Time, on the Expiration Date. ADS holders that have properly withdrawn the Preferred Shares represented by their ADSs from the tender offer may re-tender those Preferred Shares through the receiving agent at any time before the ADS Expiration Time, on the Expiration Date. See Section 3—“Procedures for Participating in the Tender Offer.”

5. Conditions to the Tender Offer.

Notwithstanding any other provisions of this offer to purchase and in addition to any rights we may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any Preferred Shares (including Preferred Shares represented by ADSs) of Net, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before the Auction Date, any of the following shall have occurred:

(1)	a change in the businesses, conditions, income, operations or share ownership of Net or its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to Net or any of its direct or indirect subsidiaries, or our having become aware of any circumstances that have a materially adverse significance with respect to either the value of Net or any of its direct or indirect subsidiaries or the value of the common shares or Preferred Shares of Net or any of its affiliates, and such change or circumstance shall result from any of the following events:

•	the issuance of any act by any governmental authority that:

•

questions, restricts or limits our ability to carry out the tender offer for Preferred Shares, to hold Preferred Shares, to acquire additional Preferred Shares, or to exercise the rights inherent thereof or to receive distributions thereunder;

•	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the businesses of Net or its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of Net or any of its direct or indirect subsidiaries;

•

reduces tariffs or rates for services charged by Net or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden Net or its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest inside or outside Brazil; or

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to:

•

the infrastructure, communication systems or the rendering of public services in the states that Net or any of its direct or indirect subsidiaries render services or in any relevant areas of Brazil; or

•	the assets of Net or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(2)	a general suspension of, or a limitation in the trading of, securities in general, including the Preferred Shares on the São Paulo Stock Exchange for more than 24 hours;

(3)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the Brazilian real in relation to the U.S. dollar (based on the average buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 7:00 p.m., Brasilia time, on that date)( on August 04, 2010, which value was R$1.7559);

(4)	a decrease at the close of any trading day of the value of the BM&FBOVESPA index (“IBOVESPA”) by, at least, 20% in relation to the value of the IBOVESPA on August 04, 2010, which was 68,272 points;

(5)	a decrease of 20% or more at the close of any trading day of the São Paulo Stock Exchange of the trading price of the Preferred Shares, compared to the price verified on August 04, 2010, which was R$19.99;

(6)	the occurrence of any substantial change in the rules applicable to the Brazilian capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of the tender offer by us; or

(7)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes our carrying out the tender offer or imposes an obligation to buy or sell Preferred Shares issued by Net.

The tender offer is not subject to any conditions other than those specified above.

We are entitled to waive any of these conditions, in whole or in part, at any time until 8:00 a.m., New York City time, on the Auction Date, to the extent permitted by law. If any of the conditions above is triggered, we will publish a notice of material fact in Brazil clarifying whether we will continue the tender offer (if we waive the condition) or whether the tender offer will be cancelled. An English translation of the notice of material fact will be filed with the SEC.

6. Source and Amount of Funds.

The total amount of funds that Embratel must provide to purchase all of the outstanding Preferred Shares (including Preferred Shares represented by ADSs) not already owned by Embratel, Embrapar or its affiliates, which is the maximum number of Preferred Shares (including Preferred Shares represented by ADSs) subject to the tender offer, before fees and expenses, is estimated to be approximately R$4,579.9 million (for reference, equivalent to approximately U.S.$2,611.1 million based on the PTAX exchange rate of U.S.$1.00 = R$1.7540 on August 27, 2010). Embratel plans to acquire the tendered Preferred Shares, all Preferred Shares sold pursuant to the exercise of the shareholder put right and to cover any related fees and expenses through its and Embrapar’s available cash resources and, if necessary, by borrowing funds from financial institutions or from Embrapar’s controlling shareholder. The tender offer is not conditioned upon the receipt of financing by Embratel.

7. Tax Consequences.

Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of Preferred Shares (including Preferred Shares represented by ADSs) of Net by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “—Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer and any exercise of the shareholder put right. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of Net Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer and any exercise of the shareholder put right.

According to article 26 of Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on disposition of Preferred Shares (including Preferred Shares represented by ADSs) of Net may be taxed at 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on Brazilian stock exchanges (including the disposition of Preferred Shares, or the disposition of Preferred Shares represented by ADSs, in the tender offer and any exercise of the shareholder put right) are generally subject to tax at a rate of 20%, for day trade transactions, or 15%, in other cases, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council (“CMN Regulations”) as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges (including the disposition of Preferred Shares, or the disposition of Preferred Shares represented by ADSs, in the tender offer and any exercise of the shareholder put right) are not subject to tax if the proceeds obtained from the disposition of the Preferred Shares (including Preferred Shares represented by ADSs) on a Brazilian stock exchange are remitted outside Brazil within five business days of the disposition, or in the case of ADSs, within five days of the cancellation of the applicable ADS, unless the beneficiary is located in a “low tax” jurisdiction, in which case the applicable tax rate is 20%, for day trade transactions, or 15%, in other cases. There can be no assurance that the proceeds received by the receiving agent will be remitted outside Brazil within such five-day period, in which case the holder would be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on stock exchanges regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a “low tax” jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), and are therefore subject to the same tax treatment applicable to investors residing in Brazil, i.e. gains are taxed at the rate of 20%, in the case of day trade transactions, and 15% in any other case.

The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of Preferred Shares registered as an investment with the Central Bank of Brazil (the “Central Bank”) has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into Brazilian reais at the commercial market rate on the date of the sale or exchange.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of Preferred Shares.

A financial transaction tax (“IOF tax”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, for investments registered with the Brazilian Central Bank pursuant to Resolution No. 2,689/00, or 0.38%, for investments that are not registered as so but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities (“IOF/Títulos tax”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos tax with respect to Preferred Shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender offer and any exercise of the shareholder put right with respect to the Preferred Shares (including Preferred Shares represented by ADSs) of Net. As used in this subsection,—“United States Federal Income Tax Consequences,” the term “Preferred Shares of Net” refers to both Preferred Shares of Net and the ADSs of Net. The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender Preferred Shares of Net in the tender offer or whose Preferred Shares are purchased pursuant to any shareholder put right. This discussion addresses only beneficial owners of Preferred Shares of Net that hold such shares as capital assets.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of any class of stock of Net, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, holders that have a functional currency other than the U.S. dollar, and holders that acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer and any exercise of the shareholder put right. The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Holders should consult their own tax advisors concerning the tax consequences of the tender offer and any exercise of the shareholder put right in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection—“United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of Preferred Shares of Net that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Preferred Shares of Net. This summary does not apply to holders of Preferred Shares who are not U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the United States federal income tax consequences and any applicable state, local and non-United States tax consequences of the Offer.

Consequences of the Tender Offer and the Exercise of the Shareholder Put Right

The receipt of cash in exchange for Preferred Shares of Net pursuant to the tender offer and any exercise of the shareholder put right will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Preferred Shares of Net will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Preferred Shares exchanged. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the common shares or preferred shares are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The amount of any cash paid to a U.S. Holder (pursuant to the tender offer and any exercise of the shareholder put right) in Brazilian reais will equal the U.S. dollar value of the Brazilian reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Brazilian reais equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Brazilian taxes that may be imposed on a U.S. Holder upon the receipt of cash in exchange for Preferred Shares pursuant to the tender offer and any exercise of the shareholder put right will generally be treated as foreign income taxes eligible for credit against a U.S. Holder’s federal income tax liability or for deduction in computing such U.S. Holder’s taxable income. Any gain or loss generated by the sale of the Preferred Shares by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of the Preferred Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Any tax paid by a U.S. Holder that is not eligible for a credit or deduction shall be treated as a reduction in the amount of cash received by the U.S. Holder on the exchange of the Preferred Shares, and will generally reduce the amount of gain (if any) recognized by the U.S. Holder.

U.S. Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer and any exercise of the shareholder put right that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding at a rate of 28% may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the IRS.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the tender offer and any exercise of the shareholder put right that are received by a non-U.S. Holder if such holder certifies under penalties of perjury that such holder is a non-U.S. person for federal income tax purposes.

8. Accounting Treatment of the Tender Offer.

We believe that the accounting treatment of the tender offer is not material. The purchase of Preferred Shares by us in the tender offer will have no effect on the financial statements of Net. For Embratel, the financial statements of which are not material to you for the reasons stated in this offer to purchase, the acquisition of Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer will be accounted for as a purchase.

9. Certain Information About the Preferred Shares and ADSs.

The principal market on which the Preferred Shares are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbol “NETC4L”. ADSs representing Preferred Shares are traded on NASDAQ under the ticker symbol “NETC.” Each ADS represents one Preferred Share of Net. As of June 30, 2010, there were 228,503,916 Preferred Shares (including Preferred Shares underlying ADSs) and approximately 62,600,000 ADSs issued and outstanding.

The following table sets forth, for the calendar quarters indicated, the low and high closing sales prices for one Preferred Share and for one ADS.

	Common Shares		Preferred Shares		ADSs
	Low	High	Low	High	Low	High
	(reais)				(U.S. dollars)
2008
1st Quarter	19.07	30.00	17.39	23.37	10.10	13.39
2nd Quarter	18.71	24.99	18.28	25.77	10.95	15.58
3rd Quarter	22.51	22.51	15.35	20.72	7.80	13.19
4th Quarter	22.51	22.51	10.65	16.04	4.18	8.59
2009
1st Quarter	22.51	22.51	13.28	17.39	5.79	7.88
2nd Quarter	22.51	22.51	15.30	19.85	6.95	10.10
3rd Quarter	17.60	22.51	18.90	20.80	9.67	11.52
4th Quarter	18.52	22.00	21.25	24.85	11.75	14.72
2010
1st Quarter	18.99	22.05	21.20	24.90	11.59	14.54
2nd Quarter	18.15	21.65	17.00	22.84	9.39	13.15
3rd Quarter(1)	17.02	22.99	17.70	22.78	9.93	13.06

(1)	Until August 27, 2010.

On August 27, 2010, the last reported sale price of the Preferred Shares on the São Paulo Stock Exchange was R$22.45 per Preferred Share and the last reported sale price of the ADSs on NASDAQ was U.S.$12.80 per ADS. Holders are urged to obtain a current market quotation for the Preferred Shares and ADSs.

In 2008 and 2009, Net did not paid dividends to holders of Preferred Shares.

10. Certain Information About Net.

Net is a leading multiservice company in the pay-television and broadband Internet industries in Brazil. Currently, it is the largest cable operator in Brazil and in Latin America, based upon the number of subscribers and homes passed.

Net is a publicly held stock corporation (sociedade por ações de capital aberto) duly organized under the laws of Brazil. Its principal executive offices are located at Rua Verbo Divino, 1356, 1st floor, São Paulo, SP, Brazil 04719-002. The main telephone number of Net is +55 11 2111-2606.

As of June 30, 2010, the capital stock of Net was comprised of 114,459,685 common shares and 228,503,916 Preferred Shares (including Preferred Shares represented by ADSs), all with no par value.

Financial Information

The table below sets forth certain selected consolidated financial information relating to Net and its subsidiaries as of December 31, 2009 and 2008 and for each of the two fiscal years then ended.

The consolidated financial information of Net set forth below was excerpted from the annual report on Form 20-F of Net for its fiscal year ended December 31, 2009 (“2009 Form 20-F”) and, according to the 2009 Form 20-F, was prepared in accordance with International Financial Accounting Standards (“IFRS”).

	Year Ended December 31,
	2009[1]	2008[2]
	(in millions of US$, except share data)
STATEMENT OF OPERATIONS DATA
IFRS
Net operating revenue	2,649.5	1,579.1
Cost of services and goods sold	(1,306.5)	(748.6)

Gross profit	1,343.0	830.6
Operating income (expenses):
Selling, general and administrative expenses	(594.9)	(404.5)
Depreciation and Amortization	(355.4)	(211.1)
Other operating income (expenses), net	(34.7)	(7.2)

Equity pick-up and provision for losses on subsidiaries’ investments	—	—
Operating income before financial income (expense)	358.1	207.8
Financial income	53.3	48.8
Financial expense	(15.7)	(185.1)

Operating income (loss)	395.7	71.5
Extraordinary non-operating income—ILL	—	—
Non-operating income (expense)	—	—

Income (loss) before income taxes and minority interest	395.7	71.5
Income tax and social contribution benefit (expense)	27.0	(62.8)

Income (loss) before minority interest	422.7	8.7
Minority interest	—	—

Net income (loss)	422.7	8.7

Net income (loss) per thousand preferred shares outstanding:
Common shares	1.15	0.03
Preferred shares	1.27	0.03

	Year Ended December 31,
	2009[1]	2008[2]
	(in millions of US$, except share data)
OTHER FINANCIAL INFORMATION
IFRS
Depreciation and amortization	355.4	211.1
Interest income	53.3	48.8
Interest expense and other(4)	(15.7)	(185.1)
Monetary and foreign exchange variation, net	113.9	102.7

1.	Based on Net’s Form 20-F for the year ended December 31, 2009. Dollar amounts were converted from R$ using the exchange rate on December 31, 2009.
2.	Based on Net’s Form 20-F for the year ended December 31, 2009. Dollar amounts were converted from R$ using the exchange rate on December 31, 2008.

	As of December 31,
	2009[1]	2008[2]
	(in millions of US$, except share data)
BALANCE SHEET DATA
IFRS
Cash and cash equivalents	583.3	315.3
Property, plant and equipment, net	1,589.2	957.5
Total assets	4,786.2	2,736.8
Loans and financing—current portion	49.1	25.0
Loans and financings—non-current portion	1,213.7	728.1
Net assets	2,014.4	1,186.0
Paid-in capital	3,215.8	2,370.7
Quantity of outstanding preferred shares (millions)	228.2	225.5

	Year Ended December 31,
	2009	2008
	(in millions of R$, except share data)
OTHER FINANCIAL INFORMATION
IFRS
Depreciation and amortization	618.7	493.4
Interest income	92.8	113.9
Interest expense and other	(27.3)	(432.5)
Monetary and foreign exchange variation, net	198.4	(240.1)

	Year Ended December 31,
	2009	2008
	(in millions of R$ except share data)
STATEMENT OF OPERATIONS DATA
IFRS
Net revenues(6)	4,613.4	3,690.4
Operating income	623.5	485.5
Net income (loss)	735.9	20.3

Net income (loss) per thousand preferred shares—Basic and diluted:
Common shares	2.01	0.06
Preferred shares	2.22	0.06
Weighted average number of preferred shares outstanding:
Common shares (millions)	114.3	112.9
Preferred shares (millions)	228.2	225.5
Cash dividend paid per thousand preferred shares:
Common shares (in reais)	—	—
Common shares (in U.S. dollars)(5)	—	—
Preferred shares (in reais)	—	—
Preferred shares (in U.S. dollars)(5)	—	—

	As of December 31,
	2009	2008
	(in millions of R$, except share data)
BALANCE SHEET DATA
IFRS
Cash and cash equivalents	1,015.6	736.9
Property, plant and equipment, net	2,767.0	2,237.7
Total assets	8,333.8	6,395.9
Loans and financing—current portion	85.5	58.3
Loans and financing—non-current portion	2,113.3	1,701.5
Net assets	3,507.5	2,771.6
Paid-in capital	5,599.3	5,540.3

Quantity of outstanding preferred shares—weighted average number of preferred shares outstanding (millions)	228.2	225.5

1.	Based on Net’s Form 20-F for the year ended December 31, 2009. Dollar amounts were converted from R$ using the exchange rate on December 31, 2009.
2.	Based on Net’s Form 20-F for the year ended December 31, 2009. Dollar amounts were converted from R$ using the exchange rate on December 31, 2008.

The table below sets forth certain selected consolidated financial information relating to Net and its subsidiaries as of June 30, 2010 and 2009 and for the six-month periods then ended.

The consolidated financial information of Net set forth below was excerpted from the interim report on Form 6-K of Net, furnished to the SEC on July 29, 2010 and incorporated by reference herein by reference to such report.

	Unaudited
	Six Months Ended June 30,
	2010	2009
	(in millions of reais, except share data)
STATEMENT OF OPERATIONS DATA IFRS
Net operating revenue	2,570.5	2,183.4
Cost of services and goods sold(1)	(1,589.8)	(1,309.4)

Gross profit	980.7	874.0
Operating income (expenses):
Selling expenses	(286.0)	(252.0)
General and administrative expenses	(314.4)	(257.6)
Other operating income (expenses), net	(4.5)	(30.1)
Equity pick-up and provision for losses on subsidiaries’ investments	—	—
Depreciation and amortization	(67.2)	(46.8)

Operating income before financial income (expense)	308.6	287.4
Financial income (expense)	(142.3)	(6.8)

Operating income (loss)	166.3	280.7
Extraordinary non-operating income—ILL	—	—
Other non-operating income (expense)	—	—

Income (loss) before income taxes and minority interest	166.3	280.7
Income tax and social contribution benefit (expense)	(64.0)	19.2

Income (loss) before minority interest	102.4	299.8
Minority interest(2)	0.0	0.0

Net income (loss)	102.4	299.8

Net income (loss) per shares outstanding:
Common shares	0.28	0.82
Preferred shares	0.31	0.90

	Unaudited
	As of June 30,
	2010	2009
	(in millions of reais, except share data)
BALANCE SHEET DATA IFRS
Cash and cash equivalents	1,057.5	537.0
Property, plant and equipment, net	2,934.9	2,468.8
Current assets	1,684.4	839.3
Non-current assets	6,755.8	5,726.6
Total assets	8,440.3	6,565.9
Loans and financing—current portion	104.3	68.2
Loans and financings—non-current portion	2,157.0	1,589.1
Net assets	3,609.9	3,071.4
Paid-in capital	5,599.3	5,599.3
Quantity of outstanding preferred shares (millions)	228.5	228.5

Net’s ratios of earnings to fixed charges (operating income to financial expenses excluding net monetary and foreign exchange variation) for the years ended December 31, 2009 and 2008 were 2.8x and 2.5x, respectively. Net’s ratio of earnings to fixed charges for the six-month period ended June 30, 2010 was 1.6x.

Net’s book value per share as of June 30, 2010 was R$10.5.

Where You Can Find More Information About Net

Net is also subject to the informational requirements of the CVM and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CVM and the São Paulo Stock Exchange. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Net files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Net publishes a variety of information of interest to the holders of Preferred Shares and ADSs on its Internet site at http://ir.netservicos.com.br.

11. Certain Information About Embratel and Embrapar

Embratel and Embrapar

Empresa Brasileira de Telecomunicações S.A.—Embratel (“Embratel”) is a Brazilian corporation that owns one of the largest telecommunication systems in Brazil, operating domestic and international long distance, data communication and local services. The principal executive offices of Embratel are located at Av. Presidente Vargas, no 1012, Centro, Rio de Janeiro—20071-002. The telephone number at which Embratel’s principal executive offices can be reached is +55 21 2121-9662.

Embratel Participações S.A. (“Embrapar”) is a Brazilian corporation and is the parent company of Embratel. The principal executive offices of Embrapar are located at Rua Regente Feijó, 166 sala 1687-B, Centro, Rio de Janeiro—20060-060. The telephone number at which Embrapar’s principal executive offices can be reached is +55 21 2121-9662.

Directors, Executive Officers and Shareholders of Embratel and Embrapar

The name, business address and telephone number and business experience of the directors and executive officers of Embratel and Embrapar are set forth on Schedule 1 hereto.

We believe that Embratel and Embrapar’s financial conditions are not material to a decision by a holder of Preferred Shares or ADSs to tender Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding Preferred Shares, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Where You Can Find More Information About Embratel and Embrapar

Embratel is not subject to the informational requirements of the CVM, the São Paulo Stock Exchange or of the SEC. Embrapar is not subject to the informational requirements of the SEC, but is subject to the informational requirements of the CVM and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CVM and the São Paulo Stock Exchange. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM. You can find some information relating to the business, financial condition and other matters of Embratel and Embrapar on their website at www.embratel.com.br and in the public filings of Telmex Internacional.

Telmex Internacional and América Móvil, S.A.B file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Telmex Internacional and América Móvil are also subject to the informational requirements of the Mexican Securities Commission (“CNBV”) and the Mexican Stock Exchange (“BMV”) and file reports and other information relating to their business, financial condition and other matters with the CNBV and the BMV.

Members of the Slim Family

According to reports of beneficial ownership filed with the SEC on August 6, 2010, Carlos Slim Helú, together with his sons and daughters (together, the “Slim Family”), through their beneficial ownership held by a trust and another entity and their direct ownership of shares, may be deemed to beneficially own approximately 65.5% of the outstanding voting securities of América Móvil the parent company of Embrapar. As a result, members of the Slim Family may also be deemed to be beneficial owners of the common shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us. Because they have the effective power to designate a majority of the members of América Móvil’s Board of Directors and to determine the outcome of other actions requiring a vote of the, the Slim Family may be deemed to control América Móvil.

The name, business address and telephone number and business experience of each member of the Slim Family are set forth in Schedule 1 hereto.

Legal Proceedings

During the last five years, we have not and to our knowledge, none of the persons listed on Schedule 1 hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

12. Certain Legal and Regulatory Matters.

General

We are not aware of (1) any license or other regulatory permit that appears to be material to the business of Embratel or Embrapar any of its subsidiaries that might be adversely affected by the purchase of Preferred Shares (including Preferred Shares represented by ADSs) by us in the tender offer or (2) any approval or other action by any domestic (federal or state) or foreign governmental authority that would be required before the purchase of Preferred Shares (including Preferred Shares represented by ADSs) by us in the tender offer. Should any such approval or other action be required, it is our present intention to seek that approval or action. We do not currently intend, however, to delay the purchase of Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, we may be required to delay the acceptance for payment of or payment for Preferred Shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to the business of Embratel, Net or their respective subsidiaries.

Antitrust

The purchase of the Preferred Shares (including Preferred Shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

Because Embratel may be deemed to be an affiliate of Net for the purposes of Rule 13e-3 under the Exchange Act, this tender offer constitutes a “going private” transaction pursuant to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning Net and certain information relating to the fairness of the tender offer price be filed with the SEC. Embratel has provided such information in this offer to purchase and in the combined Schedule TO and Schedule 13e-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Registering Under Resolution No. 2,689/00

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. JPMorgan Chase Bank, as ADS depositary, holds an electronic registration for the Preferred Shares underlying the ADSs of Net.

Any ADS holder that wishes to participate directly in the tender offer, as described in Section 3—“Procedures for Participating in the Tender Offer—Holders of ADSs—Direct Participation in the Tender Offer,” rather than tender Preferred Shares underlying ADSs through the receiving agent, must withdraw the Preferred Shares it wishes to tender from Net’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the Preferred Shares as a foreign portfolio investment under Resolution 2,689/00, as amended, of the National Monetary Council.

Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors that are not residents of a “low tax” jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See Section 7—“Tax Consequences—Brazilian Tax Consequences.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689/00 must:

•

appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the Preferred Shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to JPMorgan Chase Bank, as ADS depositary, and withdrawing the Preferred Shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the Preferred Shares underlying the ADSs, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

13. Fees and Expenses.

We have retained Itaú BBA to prepare a laudo de avaliação (“valuation report”) in connection with the tender offer. On the date the Preferred Shares are purchased in the action we will pay Itaú BBA a fee of R$702,780 for the preparation of its valuation report. Embratel also agreed to reimburse Itaú BBA for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Itaú BBA and its affiliates against specific liabilities and expenses arising out of its engagement. Itaú BBA has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to Embratel, Embrapar and its affiliates (including Net). Itaú BBA and its affiliates have received and will receive customary fees for such services.

We have retained Banco Itaú BBA S.A. and Itaú Corretora as the Brazilian intermediary institutions, The Bank of New York Mellon as the receiving agent, and D.F. King & Co., Inc., as the U.S. information agent in connection with the tender offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The information agent may contact holders of Preferred Shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of Preferred Shares and ADSs to the extent permitted by applicable law.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer.

The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$
Receiving Agent, Intermediary Agent and Information Agent Fees		185,700.00
Financial Advisory and Valuation Report Fees		1,625,451.60
Legal Fees		400,000.00
Printing, Mailing and Miscellaneous Fees and Expenses		150,000.00

Total	U.S.$	2,811,151.60

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Net will not pay any of the fees and expenses to be incurred by us.

14. Miscellaneous.

Although the tender offer is open to all holders of Preferred Shares (including Preferred Shares represented by ADSs) of Net, this offering document is intended solely for holders of Preferred Shares that are U.S. residents and holders of ADSs representing Preferred Shares. Separate offering materials in Portuguese have been published in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender Preferred Shares (including Preferred Shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender Preferred Shares (including Preferred Shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender Preferred Shares be accepted from or on behalf of) the holders of Preferred Shares (including Preferred Shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13e-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is August 30, 2010. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.—EMBRATEL

EMBRATEL PARTICIPAÇÕES S.A.

Dated: August 30, 2010

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF EMBRATEL AND EMBRAPAR AND CERTAIN OF THEIR AFFILIATES

1. Directors and Executive Officers of Embratel.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Embratel. The principal address of Embratel and the current business address for each individual listed below is Avenida Presidente Vargas, 1012, Centro Rio de Janeiro—20071-910 and its telephone number at such office is +55 21 2121-3636.

Business Experience

Carlos Henrique Moreira	Current Position
Chairman of the Board of Directors of Embratel

Biographical Information
Mr. Moreira has served as President of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Moreira served as President of Embratel, Embrapar and Algar Telecom Leste S.A., Chief Executive Officer for Brazil of Telecom Americas, Executive Vice President of Xerox do Brasil Ltda., Vice President of Associação Brasileira de Marketing, Executive Director for Operations of Embratel and Standard Electrica S.A and member of the International Telecommunications Satellite Consortium (Intelsat). Mr. Moreira also serves as a member of the Board of Directors of Net Serviços de Comunicação S.A.

José Formoso Martínez	Current Position
President and General Officer of Embratel Vice Chairman of Board of Directors of Embratel

Biographical Information
Mr. Formoso Martínez’s principal occupations are serving as: (i) President of Embratel and Embrapar (since January 29, 2008), (ii) General Officer of Embratel (since December 1, 2004) and (iii) Vice-President of Embrapar (since February 3, 2005). In addition, Mr. Formoso Martínez has served as Vice Chairman of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Formoso Martínez served as President of Telgua S.A., Telmex América Latina and Telecom El Salvador, General Officer of PCS Nicaragua and Cablevisión and Commercial Manager and Operations Manager of Condumex. Mr. Formoso Martínez also serves as President of the Board of Directors of Star One S.A. and as a member of the Board of Directors of Net Serviços de Comunicação S.A.

Isaac Berensztejn	Current Position
Officer

Biographical Information
Mr. Berensztejn’s principal occupations are serving as: (i) Chief Financial Officer and Investor Relations Officer of Embrapar (since August 25, 2004) and (ii) Officer of Embratel (since April 24, 2006). Previously, Mr. Berensztejn served as Financial Officer of Star One, S.A., Telemar and Telerj, Financial Superintendent of Metrored and Investments Manager of Telos. Mr. Berensztejn also serves as a member of the Board of Directors of Star One S.A. and Net Serviços de Comunicação S.A.

Dilio Sergio Penedo	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. Penedo has served as served as a member of the Board of Directors of Embratel and Embrapar since 1998. Previously, Mr. Penedo served as President of Embrapar, Embratel and the Strategic Planning Consortium of Rio de Janeiro and Vice President of the Commercial Association of Rio de Janeiro. Mr. Penedo also serves as a director of Instituto Sergio Motta and Fundação do Prêmio Nacional da Qualidade.

Alberto de Orleans e Bragança	Current Position Member of the Board of Directors of Embratel

Biographical Information
Mr. de Orleans e Bragança’s principal occupation is serving as partner in Xavier, Bernardes, Bragança, Sociedade de Advogados. In addition, Mr. de Orleans e Bragança has served as a member of the Board of Directors of Embratel and Embrapar since August 25, 2004. Previously, Mr. de Orleans e Bragança served as a foreign associate in the legal department of the International Maritime Organization and professor of commercial law in the law faculty of Universidade Cândido Mendes, Rio de Janeiro.

Joel Korn	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. Korn’s principal occupations are serving as: (i) President of WKI Brasil, (ii) President of the American Chamber of Commerce for Brazil and (iii) General Coordinator of the Group of Foreign Investors (GIE). In addition, Mr. Korn has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Korn served as President of Bank of America in Brazil, President of the American Chamber of Commerce for Brazil—Rio de Janeiro and Director responsible for Latin America of the Young Presidents’ Organization. Mr. Korn also serves as director of Conservation International, Teletech (São Paulo) and ACOM Comunicações.

Oscar Von Hauske Solis	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. Von Hauske Solis’s principal occupation is serving as Chief Executive Officer of Telmex Internacional, S.A.B. de C.V. In addition, Mr. Von Hauske Solis has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Von Hauske Solis served as Corporate Director of Processes and Systems of Teléfonos de México, S.A.B. de C.V. and Controller of Fundición y Mecánica Susano Solis S.A. and Tenería Company, S.R.L and C.V.

Antonio Oscar de Carvalho Petersen Filho	Current Position Member of the Board of Directors of Embratel

Biographical Information
Mr. Oscar Petersen Filho’s principal occupations are serving as President of Instituto Embratel 21 and, since 2004, as Corporate Executive Director of Embratel. In addition, Mr. Oscar Petersen Filho has served as a member of the Board of Directors of Embratel and Embrapar since April 25, 2007. Previously, Mr. Oscar Petersen Filho served as Executive Director for Legal and Corporate Matters and Legal Director for Regulatory Matters for Embratel and partner of Carvalho de Freitas e Ferreira Advogados Associados. Mr. Oscar Petersen Filho also serves as a member of the Board of Directors of Star One S.A. and as Director of Associação Brasileira de Direito de Informática e Telecomunicações.

2. Directors and Executive Officers of Embrapar.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole executive officer of Embrapar. The principal address of Embrapar and the current business address for each individual listed below is Rua Regente Feijó, 166 sala 1687-B, Centro, Rio de Janeiro—20060-060 and its telephone number at such office is +55 21 2121-6474.

Business Experience

Carlos Henrique Moreira	Current Position
Chairman of the Board of Directors of Embrapar

Biographical Information
Mr. Moreira has served as President of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Moreira served as President of Embratel, Embrapar and Algar Telecom Leste S.A., Chief Executive Officer for Brazil of Telecom Americas, Executive Vice President of Xerox do Brasil Ltda., Vice President of Associação Brasileira de Marketing, Executive Director for Operations of Embratel and Standard Electrica S.A and member of the International Telecommunications Satellite Consortium (Intelsat). Mr. Moreira also serves as a member of the Board of Directors of Net Serviços de Comunicação S.A.

José Formoso Martínez	Current Position
President and Vice President of Embrapar Vice Chairman of the Board of Directors of Embrapar

Biographical Information
Mr. Formoso Martínez’s principal occupations are serving as: (i) President of Embratel and Embrapar and (since January 29, 2008), (ii) General Officer of Embratel (since December 1, 2004) and (iii) Vice-President of Embrapar (since February 3, 2005). In addition, Mr. Formoso Martínez has served as Vice President of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Formoso Martínez served as President of Telgua S.A., Telmex América Latina and Telecom El Salvador, General Officer of PCS Nicaragua and Cablevisión and Commercial Manager and Operations Manager of Condumex. Mr. Formoso Martínez also serves as President of the Board of Directors of Star One S.A. and as a member of the Board of Directors of Net Serviços de Comunicação S.A.

Isaac Berensztejn	Current Position
Chief Financial Officer and Investor Relations Officer of Embrapar

Biographical Information
Mr. Berensztejn’s principal occupations are serving as: (i) Chief Financial Officer and Investor Relations Officer of Embrapar (since August 25, 2004) and (ii) Officer of Embratel (since April 24, 2006). Previously, Mr. Berensztejn served as Financial Officer of Star One, S.A., Telemar and Telerj, Financial Superintendent of Metrored and Investments Manager of Telos. Mr. Berensztejn also serves as a member of the Board of Directors of Star One S.A. and Net Serviços de Comunicação S.A.

Dilio Sergio Penedo	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
Mr. Penedo has served as served as a member of the Board of Directors of Embratel and Embrapar since 1998. Previously, Mr. Penedo served as President of Embrapar, Embratel and the Strategic Planning Consortium of Rio de Janeiro and Vice President of the Commercial Association of Rio de Janeiro. Mr. Penedo also serves as a director of Instituto Sergio Motta and Fundação do Prêmio Nacional da Qualidade.

Alberto de Orleans e Bragança	Current Position Member of the Board of Directors of Embrapar

Biographical Information
Mr. de Orleans e Bragança’s principal occupation is serving as partner in Xavier, Bernardes, Bragança, Sociedade de Advogados. In addition, Mr. de Orleans e Bragança has served as a member of the Board of Directors of Embratel and Embrapar since August 25, 2004. Previously, Mr. de Orleans e Bragança served as a foreign associate in the legal department of the International Maritime Organization and professor of commercial law in the law faculty of Universidade Cândido Mendes, Rio de Janeiro.

Joel Korn	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
Mr. Korn’s principal occupations are serving as: (i) President of WKI Brasil, (ii) President of the American Chamber of Commerce for Brazil and (iii) General Coordinator of the Group of Foreign Investors (GIE). In addition, Mr. Korn has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Korn served as President of Bank of America in Brazil, President of the American Chamber of Commerce for Brazil—Rio de Janeiro and Director responsible for Latin America of the Young Presidents’ Organization. Mr. Korn also serves as director of Conservation International, Teletech (São Paulo) and ACOM Comunicações.

Oscar Von Hauske Solis	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
Mr. Von Hauske Solis’s principal occupation is serving as Chief Executive Officer of Telmex Internacional, S.A.B. de C.V. In addition, Mr. Von Hauske Solis has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Von Hauske Solis served as Corporate Director of Processes and Systems of Teléfonos de México, S.A.B. de C.V. and Controller of Fundición y Mecánica Susano Solis S.A. and Tenería Company, S.R.L and C.V.

Antonio Oscar de Carvalho Petersen Filho	Current Position Member of the Board of Directors of Embrapar

Biographical Information
Mr. Oscar Petersen Filho’s principal occupations are serving as President of Instituto Embratel 21 and, since 2004, as Corporate Executive Director of Embratel. In addition, Mr. Oscar Petersen Filho has served as a member of the Board of Directors of Embratel and Embrapar since April 25, 2007. Previously, Mr. Oscar Petersen Filho served as Executive Director for Legal and Corporate Matters and Legal Director for Regulatory Matters for Embratel and partner of Carvalho de Freitas e Ferreira Advogados Associados. Mr. Oscar Petersen Filho also serves as a member of the Board of Directors of Star One S.A. and as Director of Associação Brasileira de Direito de Informática e Telecomunicações.

3. Members of the Slim Family.

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of Mr. Carlos Slim Helú, together with his sons and daughters (together, the “Slim Family”, each of whom is a citizen of the United Mexican States. The principal business address for each member of the Slim Family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, México, D.F., México, 11000, and the business telephone number for each member of the Slim Family is +52 55 5625-4904. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years.

Occupation

Carlos Slim Helú	Chairman Emeritus of América Móvil, S.A.B. de C.V. Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit	Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Telmex Internacional, S.A.B. de C.V. (2007—Present), Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V. (April 2010—Present) and Board Member of Carso Global Telecom, S.A.B. de C.V. and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit	Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. (April 2010—Present) and Alternate Director of Carso Global Telecom, S.A.B. de C.V.

Patrick Slim Domit	Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors Grupo Carso, S.A.B. de C.V. and Board Member of Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Maria Soumaya Slim Domit	Vice President of Museo Soumaya (2007—Present), President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Instituto Carlos Slim de la Salud, A.C. (2007—Present)

Johanna Monique Slim Domit	Private Investor and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

SCHEDULE 2

Acquisition of Preferred Shares by Embratel from August 30, 2008

Acquisition Date	Number of Shares	Price	Amount Paid
	Preferred Shares	(in reais)
27-Oct-08	70,000	11.67	816,990.00
14-Nov-08	117,900	11.90	1,403,394.00
17-Nov-08	18,100	12.04	217,979.00
18-Nov-08	200,300	11.53	2,308,629.00
19-Nov-08	80,900	11.13	$900,573.00
21-Nov-08	119,000	10.79	1,283,770.00
24-Nov-08	51,300	11.36	583,005.00
25-Nov-08	132,500	11.58	1,534,714.00
26-Nov-08	5,000	11.69	58,450.00

Total	795,000	11.46	9,107,504.00

S-1

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 859-8508

Email: netservicos@dfking.com